EXHIBIT 99.1

ITEM 1. Business

Introduction

Camden Property Trust is a real estate investment trust organized on May 25, 1993 and, with our subsidiaries, reports as a single business segment. We are one of the largest real estate investment trusts in the nation with operations related to the ownership, development, construction and management of multifamily apartment communities in thirteen states. Our use of the term “communities”, “multifamily communities”, “properties”, or “multifamily properties” in the following discussion refers to our multifamily apartment communities. As of December 31, 2005, we owned interests in, operated or were developing 200 multifamily properties containing 68,791 apartment homes located in thirteen states. We had 3,211 apartment homes under development at nine of our multifamily properties, including 464 apartment homes at one multifamily property owned through a joint venture. We had seven properties containing 2,956 apartment homes which were designated as held for sale. Additionally, we had several sites that we intend to develop into multifamily apartment communities.

At December 31, 2005, we had approximately 2,042 employees. Our headquarters are located at 3 Greenway Plaza, Suite 1300, Houston, Texas 77046 and our telephone number is (713) 354-2500.

Merger with Summit Properties Inc.

On February 28, 2005, Summit Properties Inc. (“Summit”) was merged with and into Camden Summit Inc., one of our wholly-owned subsidiaries (“Camden Summit”), pursuant to an Agreement and Plan of Merger dated as of October 4, 2004 (the “Merger Agreement”), as amended. Prior to the effective time of the merger, Summit was the sole general partner of Summit Properties Partnership, L.P. (the “Camden Summit Partnership”), and at the effective time, Camden Summit became the sole general partner of the Camden Summit Partnership and the name of such partnership was changed to Camden Summit Partnership, L.P. As of February 28, 2005, Summit owned or held an ownership interest in 48 operating communities comprised of 15,002 apartment homes with an additional 1,834 apartment homes under construction in five new communities.

Under the terms of the Merger Agreement, Summit stockholders had the opportunity to elect to receive cash or Camden shares for their Summit stock. Each stockholder’s election was subject to proration, depending on the elections of all Summit stockholders, so that the aggregate amount of cash issued in the merger to Summit’s stockholders equaled approximately $436.3 million. As a result of this proration, Summit stockholders electing Camden shares received approximately .6383 of a Camden share and $1.4177 in cash for each of their shares of Summit common stock. The final conversion ratio of the common shares was determined based on the average market price of our common shares over a five day trading period preceding the effective time of the merger. Fractional shares were paid in cash. Summit stockholders electing cash or who made no effective election, received $31.20 in cash for each of their Summit shares. In the merger, we issued approximately 11.8 million common shares to Summit stockholders.

In conjunction with the merger, the limited partners in the Camden Summit Partnership were offered, on a unit-by-unit basis, the opportunity to redeem their partnership units for $31.20 in cash, without interest, or to remain in the Camden Summit Partnership following the merger at a unit valuation equal to .6687 of a Camden common share. The limited partner elections resulted in the redemption of 0.7 million partnership units for cash, for an aggregate of $21.7 million, and the issuance of 1.8 million partnership units. The value of the common shares and partnership units issued was determined based on the average market price of our common shares for the five day period commencing two days prior to the announcement of the merger on October 4, 2005. Subsequent to the merger, 0.1 million partnership units have been redeemed for $5.7 million.

Operating Strategy

We believe producing consistent earnings growth through our property development and acquisition strategies in favorable markets, achieving market balance and recycling capital are crucial factors to our success. We rely heavily on our sophisticated property management capabilities and innovative operating strategies in our efforts to produce consistent earnings growth.

Real Estate Investments and Market Balance. We believe we are well positioned in our current markets and have the expertise to take advantage of both development and acquisition opportunities in new markets that have healthy long-term fundamentals and strong growth projections. This capability, combined with what we believe is a conservative financial structure, allows us to concentrate our growth efforts towards selective development alternatives and acquisition opportunities. These abilities are integral to our strategy of having a geographically and physically diverse portfolio of assets, which will meet the needs of our residents. Through our merger with Summit, and development and disposition activities that occurred in 2005, we have increased our market presence in key markets, such as Southern California, Washington D.C. Metro, Atlanta and Southeast Florida, decreased our relative concentration in Houston, Dallas and Las Vegas, and expanded our development pipeline. We believe that the physical improvements we have made at our acquired properties, such as new or enhanced landscaping design, new or upgraded amenities and redesigned building structures, coupled with a strong focus on property management, branding and marketing, have resulted in attractive yields on acquired properties.

In connection with our merger with Summit, we significantly expanded our development pipeline, and we expect that selective development of new apartment properties will continue to be important to the growth of our portfolio for the next several years. We use experienced on site construction superintendents, operating under the supervision of project managers and senior management, to control the construction process. All development decisions are made from our corporate office. Risks inherent to developing real estate include zoning changes and environmental matters. There is also the risk that certain assumptions concerning economic conditions may change during the development process. See the further discussion of risks associated with development and construction in our “Risk Factors” section. We believe we understand and effectively manage the risks associated with development and construction, and these risks are justified by higher potential yields.

We continue to operate in markets where we have a concentration advantage due to economies of scale. We feel that where possible, it is best to operate with a strong base of properties in order to benefit from the personnel allocation and the market strength associated with managing several properties in the same market. However, in order to generate consistent earnings growth, we intend to selectively dispose of properties and redeploy capital if we determine a property cannot meet long term earnings growth expectations. We believe that recycling capital is an important aspect of maintaining the overall quality of our portfolio. As a result of the transactions completed in 2005, we have a portfolio of newer, higher-quality communities in 22 markets, with no single market contributing more than 10% of our net operating income. For the year ended December 31, 2005, Washington, D.C. Metro, Las Vegas and Dallas contributed 9.3%, 9.3% and 8.6%, respectively, to our net operating income.

Sophisticated Property Management. We believe the depth of our organization enables us to deliver quality services, thereby promoting resident satisfaction and improving resident retention, which should reduce operating expenses. We manage our properties utilizing a staff of professionals and support personnel, including certified property managers, experienced apartment managers and leasing agents, and trained apartment maintenance technicians. Our on site personnel are trained to deliver high quality services to their residents. We attempt to motivate our on site employees through incentive compensation arrangements based upon the net operating income produced at their property, rental rate increases and the level of lease renewals achieved. Property net operating income represents total property revenues less total property expenses.

Operations. We believe an intense focus on operations is necessary to realize consistent, sustained earnings growth. Ensuring resident satisfaction, increasing rents as market conditions allow, maximizing rent collections, maintaining property occupancy at optimal levels and controlling operating costs comprise our principal strategies to maximize property net operating income. During 2005, we completed the roll out of our web based property management and revenue management systems. These two systems should improve onsite efficiency and allow us to take full advantage of the economic recovery that appears to be underway by achieving market driven rental rates. Lease terms are generally staggered based on vacancy exposure by apartment type so that lease expirations are better matched to each property’s seasonal rental patterns. We generally offer leases ranging from six to thirteen months, with individual property marketing plans structured to respond to local market conditions. In addition, we conduct ongoing customer service surveys to ensure we respond timely to residents’ changing needs and residents retain a high level of satisfaction.

Branding. We have implemented our strategic brand initiative, and each of our communities carries the Camden flagship name. Our brand promise of “Living Excellence” reinforces our reputation as an organization which promises excellence everywhere our customers look. This initiative was undertaken with the goal of reinforcing our reputation as a provider of high quality apartment home living. We continue to leverage our brand to increase market awareness and define who and what we are to our current and prospective residents.

Environmental Matters. Under various federal, state and local laws, ordinances and regulations, we are liable for the costs of removal or remediation of certain hazardous or toxic substances on or in our properties. These laws often impose liability without regard to whether we knew of, or were responsible for, the presence of the hazardous or toxic substances. All of our properties have been subjected to Phase I site assessments or similar environmental audits to determine the likelihood of contamination from either on- or off-site sources. These audits have been carried out in accordance with accepted industry practices. We have also conducted limited subsurface investigations and tested for radon and lead-based paint where such procedures have been recommended by our consultants. We cannot assure you that existing environmental studies reveal all environmental liabilities or that any prior owner did not create any material environmental condition not known to us. The costs of investigation, remediation or removal of hazardous substances may be substantial. If hazardous or toxic substances are present on a property, or if we fail to properly remediate such substances, our ability to sell or rent such property or to borrow funds using such property as collateral may be adversely affected.

Insurance. We maintain comprehensive liability and property insurance on our properties, which we believe is of the type and amount customarily obtained on real property assets. We intend to obtain similar coverage for properties we acquire in the future. However, there are certain types of losses, generally of a catastrophic nature, such as losses from floods, hurricanes or earthquakes that may be subject to limitations in certain areas. We exercise our discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance on our investments at a reasonable cost and on suitable terms. If we suffer a substantial loss, our insurance coverage may not be sufficient to pay the full current market value or current replacement cost of our lost investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it infeasible to use insurance proceeds to fully replace or restore a property after it has been damaged or destroyed.

Markets and Competition

Our portfolio consists of middle- to upper-market apartment properties. We target acquisitions and developments in selected markets. Since our initial public offering in 1993, we have diversified into markets in the Southwest, Southeast, Midwest, Mid-Atlantic and Western regions of the United States. By combining acquisition, renovation and development capabilities, we believe we can better respond to changing conditions in each market, reduce market risk and take advantage of opportunities as they arise.

There are numerous housing alternatives that compete with our properties in attracting residents. Our properties compete directly with other multifamily properties as well as condominiums and single family homes that are available for rent or purchase in the markets in which our properties are located. This competitive environment could have a material effect on our ability to lease apartment homes at our present properties or any newly developed or acquired property, as well as on the rents charged. Resident leases at our properties are priced competitively based on market conditions, supply and demand characteristics, and amenities provided to our residents.

Disclosure Regarding Forward-Looking Statements

We have made statements in this report which are “forward-looking” in that they do not discuss historical fact, but instead note expectations, projections, intentions or other items relating to the future. These forward-looking statements include those made in the documents incorporated by reference in this report.

Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results or performance to differ materially from those included in the forward-looking statements. Many of those factors are noted in conjunction with the forward-looking statements in the text. Other important factors that could cause actual results to differ include:

•                  the results of our efforts to implement our property development and acquisition strategies;

•                  the effects of economic conditions, including rising interest rates;

•                  our ability to generate sufficient cash flows;

•                  the failure to qualify as a real estate investment trust;

•                  the costs of our capital and debt;

•                  changes in our capital requirements;

•                  the actions of our competitors and our ability to respond to those actions;

•                  the actions of borrowers under our mezzanine loans;

•                  changes in governmental regulations, tax rates and similar matters; and

•                  environmental uncertainties and disasters.

These forward-looking statements represent our estimates and assumptions as of the date of this report. We assume no obligation to update or revise any forward-looking statement.

Available Information

Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other reports required by Sections 13(a) and (15d) of the Securities Exchange Act of 1934, as amended, are electronically filed with the SEC. You may read and copy any materials we file with the United States Securities and Exchange Commission (“SEC”) at the SEC’s Public Reference Room at MS0102, 100 F Street NE, Washington, DC 20549-2521. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

Company Website

To view our current and periodic reports free of charge, please go to our website at www.camdenliving.com. We make these postings as soon as reasonably practicable after our filings with the SEC. Our website contains copies of our Guidelines on Governance, Code of Business Conduct and Ethics, Code of Ethical Conduct for Senior Financial Officers and the charters of each of our Audit, Compensation, Nominating and Corporate Governance Committees. This information is also available in print free of charge to any shareholder who requests it by contacting us at Camden Property Trust, 3 Greenway Plaza, Suite 1300, Houston, Texas 77046, attention: Investor Relations.

ITEM 6. Selected Financial Data

The following table sets forth selected consolidated financial data and should be read in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the Consolidated Financial Statements and accompanying Notes in “Item 8. Financial Statements and Supplementary Data” and the financial schedules included elsewhere in this Form 10-K.

	Year Ended December 31,
(in thousands, except per share amounts)	2005	2004	2003	2002	2001
Property Revenues
Rental revenues	$473,729	$351,810	$336,393	$332,681	$333,725
Other property revenues	42,255	31,377	29,935	27,564	26,054
Total property revenues	515,984	383,187	366,328	360,245	359,779
Property Expenses
Property operating and maintenance	143,668	113,941	106,470	97,301	92,297
Real estate taxes	55,403	41,487	39,690	37,166	35,978
Total property expenses	199,071	155,428	146,160	134,467	128,275
Non-property income
Fee and asset management	12,912	9,187	7,276	6,264	7,695
Sale of technology investments	24,206	863	—	—	—
Other revenues	7,373	11,074	5,685	8,214	9,117
Total non-property income	44,491	21,124	12,961	14,478	16,812
Other expenses
Property management	16,145	11,924	10,154	10,027	9,510
Fee and asset management	6,897	3,856	3,908	2,499	2,016
General and administrative	24,845	18,536	16,231	14,439	12,521
Transaction compensation and merger expenses	14,085	—	—	—	—
Impairment provision for technology investments	130	—	—	—	9,864
Other expenses	—	—	1,389	2,790	1,511
Losses related to early retirement of debt	—	—	—	234	388
Interest	111,548	79,214	75,414	71,499	69,712
Depreciation and amortization	162,074	95,974	94,770	90,316	89,317
Amortization of deferred financing costs	3,739	2,697	2,633	2,165	1,591
Total other expenses	339,463	212,201	204,499	193,969	196,430
Income from continuing operations before gain on sale of properties, impairment loss on land held for sale, equity in income of joint ventures and minority interests	21,941	36,682	28,630	46,287	51,886
Gain on sale of properties, including land	132,914	1,642	2,590	359	2,346
Impairment loss on land held for sale	(339)	—	—	—	—
Equity in income of joint ventures	10,049	356	3,200	366	8,527
Income allocated to minority interests
Distributions on perpetual preferred units	(7,028)	(10,461)	(12,747)	(12,872)	(12,872)
Original issuance costs of redeemed perpetual preferred units	(365)	(745)	—	—	—
Income allocated to common units and other minority interests	(2,643)	(2,720)	(2,036)	(1,598)	(2,851)
Income from continuing operations	154,529	24,754	19,637	32,542	47,036
Income from discontinued operations	8,426	9,919	9,994	13,080	14,506
Gain on sale of discontinued operations	36,175	9,351	—	29,199	26
Impairment loss on land held for sale	—	(1,143)	—	—	—
Income from discontinued operations, allocated to common units	(44)	(1,540)	(201)	(209)	(276)
Net income	199,086	41,341	29,430	74,612	61,292
Preferred share dividends	—	—	—	—	(2,545)
Net income available to common shareholders	$199,086	$41,341	$29,430	$74,612	$58,747

Earnings per share – basic
Income from continuing operations	$2.97	$0.60	$0.50	$0.80	$1.12
Income from discontinued operations, including gain on sale	0.86	0.40	0.25	1.04	0.36
Net income available to common shareholders	$3.83	$1.00	$0.75	$1.84	$1.48

Earnings per share – diluted
Income from continuing operations	$2.79	$0.59	$0.47	$0.77	$1.07
Income from discontinued operations, including gain on sale	0.79	0.39	0.24	0.99	0.34
Net income available to common shareholders	$3.58	$0.98	$0.71	$1.76	$1.41

Distributions declared per common share	$2.54	$2.54	$2.54	$2.54	$2.44

Weighted average number of common shares outstanding	52,000	41,430	39,355	40,441	39,796

Weighted average number of common and common dilutive equivalent shares outstanding	56,313	42,426	41,354	42,327	41,603

	Year Ended December 31,
(in thousands, except property data)	2005 (c)	2004	2003	2002	2001
Balance Sheet Data (at end of year)
Real estate assets	$5,039,007	$3,159,077	$3,099,856	$3,035,970	$2,823,530
Accumulated depreciation	(716,650)	(688,333)	(601,688)	(498,776)	(422,154)
Total assets	4,487,799	2,629,364	2,625,561	2,608,899	2,449,665
Notes payable	2,633,091	1,576,405	1,509,677	1,427,016	1,207,047
Minority interests	221,023	159,567	196,385	200,729	206,079
Convertible subordinated debentures	—	—	—	—	—
Shareholders’ equity	$1,370,903	$738,515	$784,885	$839,453	$918,251

Common shares outstanding	60,763	48,601	48,299	47,881	47,585

Other Data
Cash flows provided by (used in):
Operating activities	$200,845	$156,997	$144,703	$184,808	$180,280
Investing activities	(207,561)	(65,321)	(94,386)	(220,766)	(103,689)
Financing activities	6,039	(92,780)	(47,365)	33,184	(78,348)
Funds from operations – diluted (unaudited) (a)	195,290	143,669	135,699	150,443	159,719

Property Data
Number of operating properties (at end of year)
Included in continuing operations	181	133	132	131	131
Included in discontinued operations	10	11	12	12	14

Number of operating apartment homes (at end of year)
Included in continuing operations	61,364	46,759	46,095	45,541	45,226
Included in discontinued operations	4,216	4,697	5,249	5,249	6,119

Number of operating apartment homes (weighted average) (b)
Included in continuing operations	50,587	41,872	41,174	40,476	39,931
Included in discontinued operations	4,469	5,246	5,208	6,275	6,119

Weighted average monthly total property revenue per apartment home	$850	$763	$741	$741	$751

Properties under development (at end of period)	9	3	2	4	2

(a)                                  Management considers FFO to be an appropriate measure of performance of an equity REIT. The National Association of Real Estate Investment Trusts currently defines FFO as net income (computed in accordance with generally accepted accounting principles, excluding gains (or losses) from depreciable operating property sales, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Diluted FFO also assumes conversion of all dilutive convertible securities, including minority interests, which are convertible into common shares. We consider FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses on dispositions of operating properties and excluding depreciation, FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies.

(b)                                 Excludes apartment homes owned in joint ventures.

(c)                                  The 2005 results include the operations of Summit Properties Inc. subsequent to February 28, 2005.

ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the financial statements and notes appearing elsewhere in this report. Historical results and trends which might appear should not be interpreted as being indicative of future operations.

We have made statements in this report which are “forward-looking” in that they do not discuss historical fact, but instead note expectations, projections, intentions or other items relating to the future. Reliance should not be placed on these forward-looking statements as they are subject to known and unknown risks, uncertainties and other facts that may cause our actual results or performance to differ materially from those contemplated by forward-looking statements. Many of these factors are noted in conjunction with the forward-looking statements in the text. Other important factors that could cause actual results to differ include:

•                  the results of our efforts to implement our property development and acquisition strategies;

•                  the effects of economic conditions, including rising interest rates;

•                  our ability to generate sufficient cash flows;

•                  the failure to qualify as a real estate investment trust;

•                  the costs of our capital and debt;

•                  changes in our capital requirements;

•                  the actions of our competitors and our ability to respond to those actions;

•                  the actions of borrowers under our mezzanine loans;

•                  changes in governmental regulations, tax rates and similar matters; and

•                  environmental uncertainties and disasters.

These forward-looking statements represent our estimates and assumptions as of the date of this report. We assume no obligation to update or revise any forward-looking statement.

Business

Camden Property Trust is a real estate investment trust (“REIT”) and, with our subsidiaries, reports as a single business segment with activities related to the ownership, development, construction and management of multifamily apartment communities. Our use of the term “communities,” “multifamily communities,” “properties,” or “multifamily properties” in the following discussion refers to our multifamily apartment communities. As of December 31, 2005, we owned interests in, operated or were developing 200 multifamily properties containing 68,791 apartment homes located in thirteen states. We had 3,211 apartment homes under development at nine of our multifamily properties, including 464 apartment homes at one multifamily property owned through a joint venture. We had seven properties containing 2,956 apartment homes which were designated as held for sale. Additionally, we had several sites that we intend to develop into multifamily apartment communities.

At the end of 2004, we believed we were well positioned both geographically and financially to take advantage of opportunities as they became available. During the first quarter of 2005, we took advantage of one such opportunity by completing our merger with Summit Properties Inc. (“Summit”). One of our key operating strategies has always been market balance. Through our merger with Summit, which is discussed below, and development and disposition activities which occurred throughout 2005, we have increased our market presence in key markets, such as Southern California, Washington, D.C. Metro, Atlanta and Southeast Florida, decreased our relative concentration in Houston, Dallas and Las Vegas, and expanded our development pipeline. As a result of the transactions completed in 2005, we have a portfolio of newer, higher-quality communities in 22 markets, with no single market contributing more than 10% of our net operating income. During 2006, we intend to continue our strategy of selectively disposing of properties and redeploying capital if it is determined that a property cannot meet our long term growth requirements. We believe that recycling capital is an important aspect of maintaining the overall quality of our portfolio.

Our 2005 operating results reflected a continuation of earnings growth fueled by solid job growth and shifts in rental demand and pricing that favored multifamily owners. We achieved increases in revenues in 19 of our 22 markets during 2005. During 2005, we completed the roll out of our web based property management and revenue management systems. These two systems should improve onsite efficiency and allow us to take full advantage of the economic recovery that appears to be underway by achieving market driven rental rates. Our fourth quarter 2005 weighted average occupancy was 96.1%, and while we expect that average to normalize at the 95% range, any decreases in occupancy should be offset by higher rental rates. As in prior years, expense growth continued to be a challenge, as increases in property expenses were driven by increases in property taxes, utility costs and normal increases in employee related expenses. We intend to continue to focus on controlling expenses during 2006.

Merger with Summit Properties Inc.

On February 28, 2005, Summit was merged with and into Camden Summit Inc., one of our wholly-owned subsidiaries (“Camden Summit”), pursuant to an Agreement and Plan of Merger dated as of October 4, 2004 (the “Merger Agreement”), as amended. Prior to the effective time of the merger, Summit was the sole general partner of Summit Properties Partnership, L.P. (the “Camden Summit Partnership”). At the effective time, Camden Summit became the sole general partner of the Camden Summit Partnership and the name of such partnership was changed to Camden Summit Partnership, L.P. As of February 28, 2005, Summit owned or held an ownership interest in 48 operating communities comprised of 15,002 apartment homes with an additional 1,834 apartment homes under construction in five new communities.

Under the terms of the Merger Agreement, Summit stockholders had the opportunity to elect to receive cash or Camden shares for their Summit stock. Each stockholder’s election was subject to proration, depending on the elections of all Summit stockholders, so that the aggregate amount of cash issued in the merger to Summit’s stockholders equaled approximately $436.3 million. As a result of this proration, Summit stockholders electing Camden shares received approximately .6383 of a Camden share and $1.4177 in cash for each of their shares of Summit common stock. The final conversion ratio of the common shares was determined based on the average market price of our common shares over a five day trading period preceding the effective time of the merger. Fractional shares were paid in cash. Summit stockholders electing cash or who made no effective election received $31.20 in cash for each of their Summit shares. In the merger, we issued approximately 11.8 million common shares to Summit stockholders.

In conjunction with the merger, the limited partners in the Camden Summit Partnership were offered, on a unit-by-unit basis, the opportunity to redeem their partnership units for $31.20 in cash, without interest, or to remain in the Camden Summit Partnership following the merger at a unit valuation equal to .6687 of a Camden common share. The limited partner elections resulted in the redemption of 0.7 million partnership units for cash, for an aggregate of $21.7 million, and the issuance of 1.8 million partnership units. The value of the common shares and partnership units issued was determined based on the average market price of our common shares for the five day period commencing two days prior to the announcement of the merger on October 4, 2004. Subsequent to the merger, 0.1 million partnership units have been redeemed for $5.7 million.

Property Update

As of December 31, 2005, we had operating properties in 22 markets. No single market contributed more than 10% of our net operating income for 2005. For the year ended December 31, 2005, Washington, D.C. Metro, Las Vegas and Dallas contributed 9.3%, 9.3% and 8.6%, respectively, to our net operating income. Net operating income represents total property revenues less total property expenses. We continually evaluate our portfolio to ensure appropriate geographic diversification in order to manage our risk of market concentration. We seek to selectively dispose of assets which management believes are highly capital intensive, have a lower projected growth rate than the overall portfolio, or no longer conform to our operating and investment strategies.

Property Portfolio

Our multifamily property portfolio, excluding land held for future development at December 31, 2005, 2004 and 2003, is summarized as follows:

	2005		2004		2003
	Apartment Homes	Properties	Apartment Homes	Properties	Apartment Homes	Properties
Operating Properties
Dallas, Texas (c)	8,643	24	8,359	23	8,359	23
Las Vegas, Nevada (a) (c)	8,064	30	9,625	33	9,625	33
Houston, Texas (c)	6,810	15	6,810	15	6,810	15
Tampa, Florida	5,635	12	6,089	13	6,089	13
Charlotte, North Carolina (b)	4,493	18	1,659	6	1,659	6
Orlando, Florida	3,296	8	2,252	5	2,804	6
Atlanta, Georgia	3,202	10	—	—	—	—
Washington, D.C. Metro	2,882	9	—	—	—	—
Raleigh, North Carolina (b)	2,631	7	—	—	—	—
Denver, Colorado (a)	2,529	8	2,529	8	2,529	8
Southeast Florida	2,520	7	—	—	—	—
Phoenix, Arizona (c)	2,433	8	2,433	8	2,433	8
Los Angeles/Orange County, California (c)	2,191	5	2,191	5	1,653	4
Austin, Texas	2,135	7	1,745	6	1,745	6
St. Louis, Missouri	2,123	6	2,123	6	2,123	6
Louisville, Kentucky	1,448	5	1,448	5	1,448	5
Corpus Christi, Texas	1,410	3	1,410	3	1,284	3
San Diego/Inland Empire, California	846	3	846	3	846	3
Other	2,289	6	1,937	5	1,937	5
Total Operating Properties	65,580	191	51,456	144	51,344	144

Properties Under Development
Washington, D.C. Metro (a)	1,996	5	464	1	464	1
Raleigh, North Carolina	484	1	—	—	—	—
Orlando, Florida	—	—	366	1	—	—
San Diego/Inland Empire, California	350	1	—	—	—	—
Dallas, Texas	—	—	284	1	—	—
Houston, Texas	236	1	—	—	—	—
Charlotte, North Carolina	145	1	—	—	—	—
Los Angeles/Orange County, California	—	—	—	—	538	1
Total Properties Under Development	3,211	9	1,114	3	1,002	2
Total Properties	68,791	200	52,570	147	52,346	146

Less: Joint Venture Properties (a) (b) (c)	8,355	31	5,011	18	5,011	18

Total Properties Owned 100%	60,436	169	47,559	129	47,335	128

(a)                               Includes properties held in unconsolidated joint ventures as follows: one property with 320 apartment homes in Denver in which we own a 50% interest, the remaining interest is owned by an unaffiliated private investor; 14 properties with 3,098 apartment homes in Las Vegas in which we own a 20% interest (16 properties with 4,227 apartment homes at December 31, 2004 and 2003), the remaining interest is owned by an unaffiliated private investor; and one property with 464 apartment homes currently under development and in lease-up in Washington, D.C. Metro in which we own a 20% interest, the remaining interest is owned by an unaffiliated private investor.

(b)                               Includes properties held in an unconsolidated joint venture acquired through the merger with Summit as follows: two properties with 492 apartment homes in Charlotte, and one property with 411 apartment homes in Raleigh. We own a 25% interest in this joint venture, and the remaining interest is owned by an unaffiliated investor.

(c)                                Includes properties held in unconsolidated affiliated joint ventures entered into in 2005 as follows: one property with 456 apartment homes in Dallas, three properties with 1,216 apartment homes in Houston, four properties with 992 apartment homes in Phoenix, one property with 421 apartment homes in Orange County, California, and three properties with 949 apartment homes in Las Vegas. Each property is held in an individual joint venture in which we hold a 20% interest. The remaining interest is owned by an unaffiliated private investor.

Stabilized Communities

We consider a property stabilized once it reaches 90% occupancy, or generally one year from opening the leasing office, with some allowances for larger than average properties. During 2005, stabilization was achieved at three recently completed communities totaling 1,054 apartment homes as follows:

Property and Location	Number of Apartment Homes	Date of Completion	Date of Stabilization

Summit Fallsgrove Rockville, MD	268	3Q04	2Q05
Summit Las Olas Ft. Lauderdale, FL	420	1Q05	2Q05
Camden Lago Vista Orlando, FL	366	3Q05	4Q05

Acquisition Communities

In September 2005, we acquired Camden World Gateway, a 408 apartment home community located in Orlando, Florida, for $58.5 million. The intangible assets acquired at acquisition include in-place leases of $1.1 million and below market leases of $0.1 million. In October 2005, we acquired Camden Gaines Ranch, a 390 apartment home community located in Austin, Texas, for $43.0 million. The intangible assets acquired at acquisition include in-place leases of $0.9 million and below market leases of $43,000. We used proceeds from our unsecured line of credit facility to fund these purchases.

Discontinued Operations

The results of operations for properties sold during the period or classified as held for sale as of December 31, 2005 are required to be classified as discontinued operations. The property-specific components of earnings that are classified as discontinued operations include net operating income, depreciation expense and interest expense. The gain or loss on the eventual disposal of the held for sale properties is also required to be classified as discontinued operations.

A summary of our 2005 dispositions and properties held for sale as of December 31, 2005 is as follows:

($ in millions)

Property and Location	Number of Apartment Homes	Date of Disposition	Year Built	Net Book Value (1)

Sold
Camden Ybor City Tampa, FL	454	2Q05	2002
Camden Greens Las Vegas, NV	432	1Q05	1990
Summit Lenox Atlanta, GA	431	3Q05	1965
Held for Sale
Camden Live Oaks Tampa, FL	770	n/a	1990	$38.8
Camden Wilshire Houston, TX	536	n/a	1982	11.0
Camden Pass Tucson, AZ	456	n/a	1984	8.5
Summit Brickell Miami, FL	405	n/a	2003	70.1
Camden View Tucson, AZ	365	n/a	1974	7.7
Camden Trails Dallas, TX	264	n/a	1984	5.0
Camden Highlands Plano, TX	160	n/a	1985	5.1

Total apartment homes sold and held for sale	4,273

(1) Net Book Value is land and buildings and improvements less the related accumulated depreciation as of December 31, 2005.

At December 31, 2005, we had several undeveloped land parcels classified as held for sale as follows:

($ in millions)

Location	Acres	Net Book Value

Dallas	7.0	$8.2
Southeast Florida	3.1	8.1
Los Angeles/Orange County, CA	2.1	9.6
Total land held for sale		$25.9

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows and costs to sell, an impairment charge is recognized equal to the amount by which the carrying amount of the asset exceeds the fair value of the asset.

 During 2005, we sold a 2.0 acre parcel of undeveloped land to an unrelated third party. In connection with our decision to sell this undeveloped land, we recognized an impairment loss of $0.3 million. We also sold four parcels of undeveloped land totaling an aggregate of 17.8 acres to unrelated third parties. In connection with these sales, we received net proceeds of $7.8 million and recognized gains totaling $0.9 million. During

2004, in connection with our decision to dispose of a 2.4 acre parcel of undeveloped land located in Dallas, we incurred an impairment charge of $1.1 million to write-down the carrying value of the land to its fair value, less costs to sell.

Development and Lease-Up Properties

At December 31, 2005, we had one recently completed property in lease-up as follows:

($ in millions)

Property and Location	Number of Apartment Homes	Cost to Date	% Leased at 2/12/06	Date of Completion	Estimated Date of Stabilization

Camden Farmers Market II Dallas, TX	284	$29.4	71%	3Q05	2Q06

At December 31, 2005, we had nine properties in various stages of construction as follows:

($ in millions)

Property and Location	Number of Apartment Homes	Estimated Cost	Cost Incurred	Included in Properties Under Development	Estimated Date of Completion	Estimated Date of Stabilization
In Lease-Up
Camden Fairfax Corner Fairfax, VA	488	$82.0	$71.1	$54.0	4Q06	2Q07
Camden Manor Park Raleigh, NC	484	52.0	41.0	28.9	4Q06	3Q07

Under Construction
Camden Dilworth Charlotte, NC	145	18.0	14.1	14.1	2Q06	4Q06
Camden Clearbrook Frederick, MD	297	45.0	23.9	23.9	4Q06	3Q07
Camden Royal Oaks Houston, TX	236	22.0	8.0	8.0	3Q06	3Q07
Camden Old Creek San Marcos, CA	350	98.0	57.9	57.9	2Q07	4Q07
Camden Monument Place Fairfax, VA	368	64.0	26.3	26.3	2Q07	1Q08
Camden Potomac Yards Arlington, VA	379	110.0	28.7	28.7	3Q07	2Q08
Total	2,747	$491.0	$271.00	$241.8

In Lease-Up – Joint Venture
Camden Westwind Ashburn, VA	464	$69.1	$66.8	$29.7	2Q06	2Q07

Real estate assets are carried at cost plus capitalized carrying charges. Carrying charges are primarily interest and real estate taxes which are capitalized as part of properties under development. Expenditures directly related to the development, acquisition and improvement of real estate assets, excluding internal costs relating to acquisitions of operating properties, are capitalized at cost as land, buildings and improvements. Indirect development costs, including salaries and benefits and other related costs which are clearly attributable to the development of properties, are also capitalized. All construction and carrying costs are capitalized and reported on the balance sheet in properties under development until the apartment homes are substantially completed. Upon substantial completion of the apartment homes, the total cost for the apartment homes and the associated land is transferred to buildings and improvements and land, respectively, and the assets are depreciated over their estimated useful lives using the straight-line method of depreciation.

Where possible, we stage our construction to allow leasing and occupancy during the construction period, which we believe minimizes the duration of the lease-up period following completion of construction. Our accounting policy related to properties in the development and leasing phase is that all operating expenses associated with completed apartment homes are expensed.

Our consolidated balance sheet at December 31, 2005 included $373.0 million related to wholly-owned properties under development. Of this amount, $241.8 million related to our eight projects currently under development. Additionally, at December 31, 2005, we had $131.2 million invested in land held for future development. Included in this amount is $96.2 million related to projects we expect to begin constructing in early to mid 2006. We also had $18.1 million invested in land tracts adjacent to development projects, which are being utilized in conjunction with those projects. Upon completion of these development projects, we expect to utilize this land to further develop apartment homes in these areas. We may also sell certain parcels of these undeveloped land tracts to third parties for commercial and retail development.

Geographic Diversification

At December 31, 2005 and 2004, our investments in various geographic areas, excluding investments in joint ventures, were as follows:

(in thousands)	2005		2004

Washington, D.C. Metro	$810,717	16.7%	$32,976	1.1%
Dallas, Texas	387,159	8.0	425,806	13.8
Southeast Florida	371,579	7.6	—	—
Los Angeles/Orange County, California	342,279	7.0	387,227	12.5
Charlotte, North Carolina	334,063	6.9	82,877	2.7
Houston, Texas	326,535	6.7	404,897	13.1
Atlanta, Georgia	309,639	6.4	—	—
Las Vegas, Nevada	277,503	5.7	357,049	11.6
Orlando, Florida	274,569	5.7	167,194	5.4
Tampa, Florida	257,963	5.3	303,157	9.8
Raleigh, North Carolina	222,019	4.6	—	—
Denver, Colorado	196,110	4.0	194,962	6.3
San Diego/Inland Empire, California	158,095	3.3	135,078	4.4
St. Louis, Missouri	123,022	2.5	120,020	3.9
Austin, Texas	117,855	2.4	73,782	2.4
Phoenix, Arizona	113,370	2.3	177,072	5.7
Louisville, Kentucky	79,659	1.6	78,758	2.6
Corpus Christi, Texas	56,067	1.2	54,781	1.8
Other	102,596	2.1	91,382	2.9
Total properties held for investment	4,860,799	100.0%	3,087,018	100.0%
Properties held for sale	172,112		62,418
Total real estate assets, at cost	$4,688,687		$3,024,600

Liquidity and Capital Resources

We are committed to maintaining a strong balance sheet and preserving our financial flexibility, which we believe enhances our ability to identify and capitalize on investment opportunities as they become available. We intend to maintain what management believes is a conservative capital structure by:

•                  using what management believes is a prudent combination of debt and common and preferred equity;

•                  extending and sequencing the maturity dates of our debt where possible;

•                  managing interest rate exposure using what management believes are prudent levels of fixed and floating rate debt;

•                  borrowing on an unsecured basis in order to maintain a substantial number of unencumbered assets; and

•                  maintaining conservative coverage ratios.

Our interest expense coverage ratio, net of capitalized interest, was 2.8, 3.0 and 2.9 times for the years ended December 31, 2005, 2004 and 2003, respectively. Interest expense coverage ratio is derived by dividing interest expense for the period into the sum of income from continuing operations before gain on sale of properties, impairment loss on land held for sale, equity in income of joint ventures and minority interests, depreciation, amortization, interest expense and income from discontinued operations. At December 31, 2005, 2004 and 2003, 78.8%, 88.6% and 85.1%, respectively, of our properties (based on invested capital) were unencumbered. Our weighted average maturity of debt, excluding our line of credit, was 6.1 years at December 31, 2005 and 6.5 years at December 31, 2004 and 2003.

As a result of the significant cash flow generated by our operations, the availability under our unsecured credit facility and other short-term borrowings, proceeds from dispositions of properties and other investments and access to the capital markets by issuing securities under our shelf registration statement, we believe our liquidity and financial condition are sufficient to meet all of our reasonably anticipated cash flow needs during 2006 including:

•                  operating expenses;

•                  current debt service requirements;

•                  recurring capital expenditures;

•                  initial funding of property developments, acquisitions and mezzanine financings; and

•                  distributions on our common and preferred equity.

We consider our long-term liquidity requirements to be the repayment of maturing debt, including borrowings under our unsecured line of credit used to fund development and acquisition activities. We intend to meet our long-term liquidity requirements through the use of common and preferred equity capital, senior unsecured debt and property dispositions.

Net cash provided by operating activities increased to $200.8 million in 2005 from $157.0 million in 2004, primarily due to additional net operating income from recently acquired properties, including properties acquired in connection with the Summit merger. This increase was partially offset by the loss of net operating income due to the sale of properties, including 12 properties contributed to joint ventures in March 2005, an increase in interest expense due to debt assumed in the Summit merger and other transactional expenses. See further discussion of our 2005 operations compared to 2004 in our “Results of Operations” discussion.

Cash flows used in investing activities in 2005 totaled $207.6 million compared to $65.3 million in 2004. Investing activities in 2005 primarily consisted of transactions associated with the Summit merger and expenditures related to real estate assets. During 2005, we paid $509.8 million in connection with the Summit merger, either as consideration paid at acquisition or for merger liabilities assumed. These payments were ultimately funded using a portion of the proceeds received from the sales of properties and technology investments and distributions from joint ventures representing returns of investments, which totaled an aggregate of $555.7 million. The Company incurred $301.6 million in property development, acquisition and capital improvement costs in 2005 as compared to $109.3 million in 2004. Proceeds received from sales of properties and technology investments and joint venture distributions representing returns of investments totaled $46.5 million for the year ended December 31, 2004.

Net cash provided by financing activities totaled $6.0 million in 2005, primarily as a result of the issuance of $250.0 million senior unsecured notes in June 2005 and a net increase in our unsecured line of credit due to two property acquisitions during 2005 and the repayment of one medium-term note and six conventional mortgage loans, offset by the repayment of a secured credit facility assumed in our merger with Summit and distributions to shareholders and minority interest holders. Net cash used in financing activities in 2004 was $92.8 million, due to the repayment of notes payable, distributions paid to shareholders and minority interest holders and the redemption of preferred units totaling $451.9 million. These financing outflows were offset from proceeds received from the issuance of notes payable and an increase in our unsecured line of credit totaling $358.7 million.

Financial Flexibility

In January 2005, we entered into a new credit agreement which increased our credit facility to $600 million, with the ability to further increase it up to $750 million. This $600 million unsecured line of credit matures in January 2008. The scheduled interest rate is based on spreads over the London Interbank Offered Rate (“LIBOR”) or the Prime Rate. The scheduled interest rate spreads are subject to change as our credit ratings change. Advances under the line of credit may be priced at the scheduled rates, or we may enter into bid rate loans with participating banks at rates below the scheduled rates. These bid rate loans have terms of six months or less and may not exceed the lesser of $300 million or the remaining amount available under the line of credit. The line of credit provides us with additional liquidity to pursue development and acquisition opportunities, as well as lowers our overall cost of funds. The line of credit is subject to customary financial covenants and limitations, all of which we were in compliance with at December 31, 2005.

Our line of credit provides us with the ability to issue up to $100 million in letters of credit. While our issuance of letters of credit does not increase our borrowings outstanding under our line, it does reduce the amount available. At December 31, 2005, we had outstanding letters of credit totaling $29.4 million, and had $319.6 million available under our unsecured line of credit.

As part of the Merger Agreement, we assumed Summit’s unsecured letter of credit facility, which matures in July 2008 and has a total commitment of $20.0 million. The letters of credit issued under this facility serve as collateral for performance on contracts and as credit guarantees to banks and insurers. As of December 31, 2005, there were $8.9 million of letters of credit outstanding under this facility.

As an alternative to our unsecured line of credit, we from time to time borrow using competitively bid unsecured short-term notes with lenders who may or may not be a part of the unsecured line of credit bank group. Such borrowings vary in term and pricing and are typically priced at interest rates below those available under the unsecured line of credit.

At December 31, 2005, $285.5 million was available for future issuance in debt securities, preferred shares, common shares or warrants from our $1.1 billion shelf registration. We have significant unencumbered real estate assets which could be sold or used as collateral for financing purposes should other sources of capital not be available.

The following table summarizes our unsecured notes payable issued during 2005 from our $1.1 billion shelf registration statement:

Type and Amount	Month of Issuance	Terms	Coupon Rate	Maturity Date	Interest Paid	Proceeds, Net of Issuance Costs
$ 250.0 million senior unsecured notes	6/05	Interest only	5.0%	6/15/15	June 15 and December 15	$246.8 million

We may redeem the notes at any time at a redemption price equal to the principal amount and accrued interest, plus a make-whole provision. The notes are direct, senior unsecured obligations and rank equally with all other unsecured and unsubordinated indebtedness. We used the net proceeds to reduce indebtedness outstanding under our unsecured line of credit.

During 2005, we repaid $25.0 million in maturing medium-term notes with an effective interest rate of 3.6%. These medium-term notes had previously been issued by Summit prior to the effective time of the merger. Additionally, we repaid six conventional mortgage notes totaling $40.8 million which had a weighted average interest rate of 7.3%. We repaid all notes payable using proceeds available under our unsecured line of credit to take advantage of lower borrowing rates.

At December 31, 2005 and 2004, the weighted average interest rate on our floating rate debt, which includes our unsecured line of credit, was 4.5% and 2.5%, respectively.

Subsequent to year-end, we entered into an amendment to our credit agreement with respect to our $600 million unsecured credit facility. The amendment extended the maturity of the credit facility by two years to January 2010 and amended certain covenants in the credit agreement.

Contractual Obligations

The following table summarizes our known contractual obligations as of December 31, 2005:

(in millions)	Total	2006	2007	2008	2009	2010	Thereafter
Debt maturities	$2,633.1	$213.6	$232.9	$451.7	$198.2	$452.8	$1,083.9
Interest payments (1)	698.5	136.6	120.3	100.5	86.8	69.0	185.3
Non-cancelable operating lease payments	18.0	2.2	2.1	1.9	1.5	1.4	8.9
Construction contracts	212.5	194.4	18.1	—	—	—	—
	$3,562.1	$546.8	$373.4	$554.1	$286.5	$523.2	$1,278.1

(1) Includes contractual interest payments for our line of credit, senior unsecured notes, medium-term notes and secured notes. The interest payments on certain secured notes with floating interest rates and our line of credit were calculated based on the interest rates in effect as of December 31, 2005.

The joint ventures in which we have an interest have been funded with secured, third-party debt. We are not committed to any additional funding on third-party debt in relation to our joint ventures.

Market Risk

We use fixed and floating rate debt to finance acquisitions, developments and maturing debt. These transactions expose us to market risk related to changes in interest rates. Management’s policy is to review our borrowings and attempt to mitigate interest rate exposure through the use of long-term debt maturities and derivative instruments, where appropriate. As of December 31, 2005, we had no derivative instruments outstanding.

For fixed rate debt, interest rate changes affect the fair market value but do not impact net income to common shareholders or cash flows. Conversely, for floating rate debt, interest rate changes generally do not affect the fair market value but do impact net income to common shareholders and cash flows, assuming other factors are held constant.

At December 31, 2005, we had fixed rate debt of $2,285.2 million and floating rate debt of $347.9 million. Holding other variables constant (such as debt levels), a one percentage point variance in interest rates would change the unrealized fair market value of the fixed rate debt by approximately $93.5 million. The net income available to common shareholders and cash flows impact on the next year resulting from a one percentage point variance in interest rates on floating rate debt would be approximately $3.5 million, holding all other variables constant.

Results of Operations

Changes in revenues and expenses related to our operating properties from period to period are due primarily to acquisitions, dispositions, the performance of the stabilized properties in the portfolio, and the lease-up of newly constructed properties. Where appropriate, comparisons are made on a dollars-per-weighted-average-apartment home basis in order to adjust for such changes in the number of apartment homes owned during each period. Selected weighted averages for the three years ended December 31, 2005 are as follows:

	2005	2004	2003
Average monthly property revenue per apartment home	$850	$763	$741
Annualized total property expenses per apartment home	$3,935	$3,712	$3,550
Weighted average number of operating apartment homes owned 100%	50,587	41,872	41,174
Weighted average occupancy of operating apartment homes owned 100%	95.0%	94.1%	92.9%

2005 Compared to 2004

Income from continuing operations increased $129.8 million, or 524.3%, from $24.8 million to $154.5 million for the years ended December 31, 2004 and 2005, respectively. The increase in income from continuing operations was due to many factors, which included, but were not limited to, gains recognized on property sales and technology investments and increases in property net operating income. These increases were partially offset by increases in depreciation and amortization of intangible assets and interest expense as a result of our merger with Summit. The primary financial focus for our apartment communities is net operating income. Net operating income represents total property revenues less total property expenses. Net operating income increased $89.2 million, or 39.1%, from $227.8 million to $316.9 million for the years ended December 31, 2004 and 2005, respectively. See further discussion of net operating income in our discussion of “Segment Reporting” in the footnotes to our consolidated financial statements.

The following table presents the components of net operating income for the years ended December 31, 2005 and 2004:

	Apartment Homes	Year Ended December 31,		Change
($ in thousands)	at 12/31/05	2005	2004	$	%

Property revenues
Camden same store communities	36,076	$330,377	$319,147	$11,230	3.5%
Summit same store communities	10,678	108,383	—	108,383	100.0
Camden non-same store communities	3,266	32,120	22,698	9,422	41.5
Summit non-same store communities	2,705	29,820	—	29,820	100.0
Development and lease-up communities	3,031	806	—	806	100.0
Dispositions/other	—	14,478	41,342	(26,864)	(65.0)
Total property revenues	55,756	515,984	383,187	132,797	34.7

Property expenses
Camden same store communities	36,076	135,149	130,726	4,423	3.4
Summit same store communities	10,678	36,317	—	36,317	100.0
Camden non-same store communities	3,266	11,562	9,282	2,280	24.6
Summit non-same store communities	2,705	10,811	—	10,811	100.0
Development and lease-up communities	3,031	548	—	548	100.0
Dispositions/other	—	4,684	15,420	(10,736)	(69.6)
Total property expenses	55,756	199,071	155,428	43,643	28.1

Property net operating income
Camden same store communities	36,076	195,228	188,421	6,807	3.6
Summit same store communities	10,678	72,066	—	72,066	100.0
Camden non-same store communities	3,266	20,558	13,416	7,142	53.2
Summit non-same store communities	2,705	19,009	—	19,009	100.0
Development and lease-up communities	3,031	258	—	258	100.0
Dispositions/other	—	9,794	25,922	(16,128)	(62.2)
Total net operating income	55,756	$316,913	$227,759	$89,154	39.1%

Same store communities are communities we (or Summit) owned and were stabilized as of January 1, 2004. Non-same store communities are stabilized communities we (or Summit) have acquired or developed after January 1, 2004. Development and lease-up communities are non-stabilized communities we (or Summit) have developed or acquired after January 1, 2004. Dispositions represent communities we have sold which are not included in discontinued operations. Dispositions/other revenues for 2005 also includes $2.8 million in amortization of above and below market leases acquired in our merger with Summit and our acquisitions of Camden World Gateway and Camden Gaines Ranch during 2005.

Total property revenues for the year ended December 31, 2005 increased $132.8 million over 2004, and increased from $763 to $850 on a monthly per apartment home basis. Total property revenues from Camden same store properties increased 3.5%, from $319.1 million for 2004 to $330.4 million for 2005, which represents an increase of $26 on a monthly per apartment home basis. For same store properties, rental rates on a monthly per apartment home basis increased $14 from 2004 to 2005 and vacancy loss decreased $12 per apartment home over the same period. Rental rate increases were achieved due to improved market conditions in many of our markets that are now favoring multifamily owners. Total property revenues from Summit same store properties were $108.4 million for the ten months ended December 31, 2005, or $1,015 on a monthly per apartment home basis.

Property revenues from Camden non-same store, development and lease-up properties, including Summit non-same store properties, increased from $22.7 million for 2004 to $62.7 million for 2005 due to the acquisition of apartment homes in the Summit merger and the completion and lease-up of properties in our development pipeline. Total property revenues on a monthly per apartment home basis were $1,099 and $1,073 for 2005 and 2004, respectively. Property revenues from disposition properties during 2005 decreased $26.9 million as compared to 2004. Disposition property revenues primarily relates to 12 properties contributed to joint ventures during March 2005. As we have continuing involvement in these communities, the results of operations from these communities are included in continuing operations.

Total property expenses for the year ended December 31, 2005 increased $43.6 million, or 28.1%, as compared to 2004, and increased from $3,712 to $3,935 on an annualized per apartment home basis. Total property expenses from our same store properties increased 3.4%, from $130.7 million for 2004 to $135.1 million for 2005, which represents an increase of $123 on a per apartment home basis. The increase in same store property expenses per apartment home is primarily due to increases in salary and benefit expenses, real estate tax expense and utility expenses of $47, $39 and $34, respectively, on a per apartment home basis. Property expenses from Summit’s same store properties were $36.3 million for the ten months ended December 31, 2005, or $4,081 on an annualized per apartment home basis.

Property expenses from our non-same store, development and lease-up properties, including Summit non-same store properties, increased from $9.3 million for 2004 to $22.9 million for 2005, due to the acquisition of apartment homes in the Summit merger and the completion and lease-up of properties in our development pipeline. Total property expenses on an annualized per apartment home basis were $4,819 and $5,268 for the year ended December 31, 2005 and 2004, respectively. Expenses on a per apartment home basis are higher for development and lease-up communities due to certain costs, such as employee related costs, property taxes and utility costs, that are not driven by occupancy levels. Property expenses from disposition properties decreased $10.7 million, as compared to 2004.

Fee and asset management income during the year ended December 31, 2005 increased $3.7 million over 2004. This increase was primarily due to fees earned on services provided to our joint ventures, as well as fees earned from our mezzanine financing program, offset by declines in construction and development fees earned on third-party construction projects.

Income from the sale of technology investments totaled $24.2 million for 2005, compared to $0.9 million for 2004. Income from the sale of technology investments for 2005 primarily relates to a gain recognized on the sale of our investment in Rent.com, which was acquired by eBay Inc. during the first quarter of 2005.

Interest and other income for the year ended December 31, 2005 decreased $3.7 million from the same period in 2004. This decrease was primarily attributable to proceeds received in 2004 from an insurance settlement for lost rents of $1.7 million and $2.0 million of additional interest income received from our mezzanine financing program in 2004 as compared to 2005. The decrease in mezzanine financing interest income is due to the repayment of eight loans totaling $31.4 million during 2005.

Property management expense, which represents regional supervision and accounting costs related to property operations, increased from $11.9 million for the year ended December 31, 2004 to $16.1 million for the year ended December 31, 2005. This increase was primarily due to salary and benefit expenses related to the addition of regional supervision personnel, as well as the expense associated with regional offices acquired in the Summit merger. Property management expenses were 3.1% and 3.0% of total property revenues for the years ended December 31, 2005 and 2004, respectively.

Fee and asset management expense, which represents expenses related to third-party construction projects and property management for third parties, increased from $3.9 million for the year ended December 31, 2004 to $6.9 million for the year ended December 31, 2005. This increase was primarily due to warranty expense and repair expense on third-party projects which totaled $3.4 million and $1.0 million for the years ended December 31, 2005 and 2004, respectively.

General and administrative expenses increased $6.3 million from $18.5 million in 2004 to $24.8 million in 2005, but decreased as a percent of total revenues from 4.5% to 4.4% for the years ended December 31, 2004 and 2005, respectively. The increases in expenses were primarily due to costs associated with pursuing potential transactions that were not consummated, increases in salary and benefit expenses, including the addition of internal audit, information technology and personnel associated with the Summit merger, and professional fees associated with compliance with the requirements of the Sarbanes-Oxley Act of 2002 and information technology projects.

During the year ended December 31, 2005, we incurred transaction compensation and merger expenses of $14.1 million. Transaction compensation expenses represented bonuses paid in connection with the sale of the Rent.com investment and the successful completion of the merger with Summit. Merger expenses primarily related to training and transitional employee costs.

Gross interest cost before interest capitalized to development properties increased $40.5 million, or 45.8%, from $88.5 million for the year ended December 31, 2004 to $129.1 million for the year ended December 31, 2005. The overall increase in interest expense was due to higher average debt balances due to $880.8 million in notes and mortgages payable acquired in the merger with Summit. Interest capitalized increased from $9.3 million to $17.5 million for the years ended December 31, 2004 and 2005, respectively, due to higher average balances in our development pipeline primarily as a result of development properties acquired in our merger with Summit.

Depreciation and amortization expense increased from $96.0 million for 2004 to $162.1 million for 2005. This increase was due primarily to additional amortization of $32.3 million during the year ended December 31, 2005 related to in-place leases acquired in connection with the merger with Summit, as well as additional depreciation on assets acquired, new development and capital improvements placed in service during the past year, partially offset by the disposition of properties.

Gain on sale of properties for the year ended December 31, 2005 of $132.9 million included a gain of $132.1 million from the contribution of 12 properties to joint ventures and $0.8 million related to the sale of undeveloped land. Gain on sale of properties for the year ended December 31, 2004 included a gain of $1.6 million from the sale of 12.5 acres of undeveloped land located in Houston.

Equity in income of joint ventures increased $9.7 million from 2004, primarily from gains recognized on the sale of three properties held in joint ventures in 2005. Our portion of the gain recognized on these property sales totaled $11.2 million during 2005. This increase was partially offset by losses recognized in one joint venture due to debt retirement costs associated with the refinancing of debt during the third quarter of 2005. Our portion of the debt retirement costs was approximately $2.0 million for 2005.

Distributions on units convertible into perpetual preferred shares decreased from $10.5 million for 2004 to $7.0 million for 2005, as a result of the redemption of $53 million Series C preferred units in September 2004 and January 2005. Original issuance costs of $0.4 million were expensed in connection with the redemption of $17.5 million of Series C preferred units in 2005 and original issuance costs of $0.7 million were expensed in 2004.

The $1.1 million impairment loss on land held for sale for the year ended December 31, 2004 related to 2.4 acres of undeveloped land located in Dallas, which was classified as held for sale during 2004.

For the year ended December 31, 2005, income from discontinued operations included the results of operations of seven operating properties classified as held for sale at December 31, 2005, the results of operations of three operating properties sold in 2005, including the related gain on sale, and the results of operations of three additional operating properties classified as held for sale as of March 31, 2006. One property sold during 2005 was acquired in the Summit merger and its results are from the effective date of the merger through its sale date. In addition to the properties included in discontinued operations for 2005, for the year ended December 31, 2004, income from discontinued operations included the results of operations of one operating property sold during 2004.

2004 Compared to 2003

Income from continuing operations increased $5.1 million, or 26.1%, from $19.6 million to $24.8 million, for the years ended December 31, 2003 and 2004, respectively. The increase in income from continuing operations was due to many factors, which included, but were not limited to, increases in property net operating income and other non-property related revenues. These increases were partially offset by increases in corporate expenses, primarily increases in property management expenses and general and administrative expenses, interest expense and decreases in income from joint ventures. Net operating income increased $7.6 million, or 3.4%, from $220.2 million to $227.8 million for the years ended December 31, 2003 and 2004, respectively.

The following table presents the components of net operating income for the years ended December 31, 2004 and 2003:

	Apartment Homes	Year Ended December 31,		Change
($ in thousands)	at 12/31/04	2004	2003	$	%

Property revenues
Same store communities	39,686	$352,526	$348,710	$3,816	1.1%
Non-same store communities	1,988	22,600	15,459	7,141	46.2
Development and lease-up communities	1,188	7,528	1,530	5,998	392.0
Dispositions/other	—	533	629	(96)	(15.3)
Total property revenues	42,862	383,187	366,328	16,859	4.6

Property expenses
Same store communities	39,686	143,230	138,902	4,328	3.1
Non-same store communities	1,988	8,688	6,502	2,186	33.6
Development and lease-up communities	1,188	3,269	498	2,771	556.4
Dispositions/other	—	241	258	(17)	(6.6)
Total property expenses	42,862	155,428	146,160	9,268	6.3

Property net operating income
Same store communities	39,686	209,296	209,808	(512)	(0.2)
Non-same store communities	1,988	13,912	8,957	4,955	55.3
Development and lease-up communities	1,188	4,259	1,032	3,227	312.7
Dispositions/other	—	292	371	(79)	(21.3)
Total net operating income	42,862	$227,759	$220,168	$7,591	3.4%

Same store communities are stabilized communities we have owned since January 1, 2003. Non-same store communities are stabilized communities we have acquired or developed since January 1, 2003. Development and lease-up communities are non-stabilized communities we have developed or acquired after January 1, 2003. Dispositions represent communities we have sold since January 1, 2003, which are not included in discontinued operations.

Total property revenues for the year ended December 31, 2004 increased 4.6% as compared to 2003, and increased from $741 to $763 on a monthly per apartment home basis. Total property revenues from our same store properties increased 1.1%, from $348.7 million for 2003 to $352.5 million for 2004, which represents an increase of $8 on a monthly per apartment home basis. For same store properties, vacancy loss decreased $10 per apartment home from 2004 to 2005, offset by rental rates which decreased $3 over the same period.

Property revenues from our non-same store, development and lease-up properties increased from $17.0 million for 2003 to $30.1 million for 2004 due to the completion and lease-up of properties in our development pipeline.

Total property expenses for the year ended December 31, 2004 increased $9.3 million, or 6.3%, as compared to 2003, and increased from $3,550 to $3,712 on an annualized per apartment home basis. Total property expenses from our same store properties increased 3.1%, from $138.9 million for 2003 to $143.2 million for 2004, which represents an increase of $109 on an annualized per apartment home basis. The increase in same store property expenses per apartment home was primarily due to increases in salary and benefit expenses, property insurance expense and utility expenses of $51, $30 and $16 on a per apartment home basis. Property expenses from our non-same store, development and lease-up properties increased from $7.0 million for 2003 to $12.0 million for 2004, which was consistent with the growth in revenues during the same period.

Fee and asset management revenues during the year ended December 31, 2004 increased $1.9 million over 2003. This increase was primarily due to construction and development fees earned on third-party projects and fees earned on our mezzanine financing program.

Interest and other income for the year ended December 31, 2004 increased $5.4 million from 2003. Interest and other income for the year ended December 31, 2004 included interest income of $9.3 million from our mezzanine financing program and $1.7 million related to an insurance settlement for lost rents related to a fire at one of our communities in 2000. Interest and other income for 2003 included interest income of $3.9 million from our mezzanine financing program and $1.2 million in revenues from townhome sales.

Property management expense, which represents regional supervision and accounting costs related to property operations, increased from $10.2 million for the year ended December 31, 2003 to $11.9 million for the year ended December 31, 2004. This increase was primarily due to increases in salary and benefit expenses related to the addition of regional supervision personnel, and increases in incentive compensation expense.

Fee and asset management expense, which represents expenses related to third-party construction projects and property management for third parties, remained constant at $3.9 million for the years ended December 31, 2003 and 2004.

General and administrative expenses increased $2.3 million from $16.2 million in 2003 to $18.5 million in 2004, and increased as a percent of total revenues from 4.2% to 4.5%. The increase in expense was primarily due to increases in salary and benefit expenses including expenses associated with share-based compensation, and costs associated with compliance with the requirements of the Sarbanes-Oxley Act of 2002.

Gross interest cost before interest capitalized to development properties decreased $1.9 million, or 2.1%, from $90.5 million for the year ended December 31, 2003 to $88.5 million for the year ended December 31, 2004. The overall decrease in interest expense was due to declines in the average interest rate on our outstanding debt, declines in variable interest rates, and savings from the refinancing of maturing debt at lower rates. This decrease was partially offset by higher average debt balances that were incurred to fund our increase in real estate assets. Interest capitalized decreased from $15.1 million to $9.3 million for the year ended December 31, 2003 and 2004, respectively, due to lower average balances in our development pipeline.

Depreciation and amortization expense increased from $94.8 million for 2003 to $96.0 million for 2004. This increase was primarily due to new development and capital improvements placed in service and issuance of new debt during 2004.

Gain on sale of properties for the year ended December 31, 2004 included a gain of $1.6 million from the sale of 12.5 acres of undeveloped land located in Houston. Gain on sale of land of $2.6 million for the year ended December 31, 2003 was from the sale of 61.1 acres of undeveloped land located in Houston.

Equity in income of joint ventures decreased $2.8 million from 2003, primarily from gains recognized on sale of properties held in joint ventures in 2003. Our portion of the gain recognized on these property sales totaled $1.4 million during 2003.

Distributions on units convertible into perpetual preferred shares decreased from $12.7 million for 2003 to $10.5 million for 2004, as a result of an amendment to the terms of the Series B preferred units which was effective beginning December 1, 2003, as well as the redemption of $35.5 million in Series C preferred units in September 2004. Original issuance costs of $0.7 million were expensed in connection with the redemption of the Series C preferred units in 2004.

The $1.1 million impairment loss on land held for sale for the year ended December 31, 2004 related to 2.4 acres of undeveloped land located in Dallas, which was classified as held for sale during 2004.

For the years ended December 31, 2004 and 2003, income from discontinued operations included the results of operations of seven operating properties classified as held for sale at December 31, 2005,the results of operations of three operating properties sold in 2005, and the results of operations of three additional operating properties classified as held for sale as of March 31, 2006. In addition to the properties included in discontinued operations for the years ended December 31, 2004 and 2003, income from discontinued operations included the results of operations of one operating property sold during 2004.

Funds from Operations (“FFO”)

Management considers FFO to be an appropriate measure of performance of an equity REIT. The National Association of Real Estate Investment Trusts (“NAREIT”) currently defines FFO as net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from depreciable operating property sales, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Diluted FFO also assumes conversion of all dilutive convertible securities, including convertible minority interests, which are convertible into common shares. We consider FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses on dispositions of operating properties and excluding depreciation, FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies.

We believe that in order to facilitate a clear understanding of our consolidated historical operating results, FFO should be examined in conjunction with net income as presented in the consolidated statements of operations and data included elsewhere in this report. FFO is not defined by generally accepted accounting principles. FFO should not be considered as an alternative to net income as an indication of our operating performance. Furthermore, FFO as disclosed by other REITs may not be comparable to our calculation.

Reconciliations of net income to diluted FFO for the years ended December 31, 2005, 2004 and 2003 are as follows:

(in thousands)	2005	2004	2003
Funds from operations
Net income	$199,086	$41,341	$29,430
Real estate depreciation, including discontinued operations	168,777	104,339	103,354
Adjustments for unconsolidated joint ventures	(6,867)	2,097	678
Gain on sale of properties, including discontinued operations	(168,221)	(8,368)	—
Income allocated to common units, including discontinued operations	2,515	4,260	2,237
Funds from operations – diluted	$195,290	$143,669	$135,699

Weighted average shares – basic	52,000	41,430	39,355
Incremental shares issuable from assumed conversion of:
Common share options and awards granted	483	434	1,433
Common units	3,830	2,438	2,446
Weighted average shares – diluted	56,313	44,302	43,234

Adjustments for unconsolidated joint ventures included in FFO for 2005 include gains totaling $11.2 million from the sale of properties held in joint ventures. Included in the $11.2 million in gains recognized is $0.3 million in prepayment penalties associated with the repayment of mortgages associated with the sold properties.

FFO for the year ended December 31, 2003 previously included a reduction of $2.6 million from gains recognized on sales of undepreciated property. We have adjusted FFO to include these types of gains as they do not meet NAREIT’s definition of gains that should be adjusted from net income in calculating FFO.

Inflation

We lease apartments under lease terms generally ranging from 6 to 13 months. Management believes that such short-term lease contracts lessen the impact of inflation due to the ability to adjust rental rates to market levels as leases expire.

Critical Accounting Policies and Use of Estimates

Critical accounting policies are those that are most important to the presentation of a company’s financial condition and results, and require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. We follow financial accounting and reporting policies that are in accordance with generally accepted accounting principles. The more significant of these policies relate to cost capitalization and asset impairment, which are discussed in the “Business” section under “Property Update,” and income recognition, capital expenditures and notes receivable, which are discussed below.

Income recognition. Our rental and other property income is recorded when due from residents and is recognized monthly as it is earned. Other property income consists primarily of utility rebillings, and administrative, application and other transactional fees charged to our residents. Retail lease income is recorded on a straight-line basis over the lease term, including any construction period if we are determined not to be the owner of the tenant improvements. Interest, fee and asset management and all other sources of income are recognized as earned.

Capital expenditures. We capitalize renovation and improvement costs that we believe extend the economic lives and enhance the earnings of the related assets. Capital expenditures, including carpet, appliances and HVAC unit replacements, subsequent to initial construction are capitalized and depreciated over their estimated useful lives, which range from 3 to 20 years.

Notes receivable. We evaluate the collectibility of both interest and principal of each of our notes receivable. If we identify that the borrower is unable to perform its duties under the notes receivable or that the operations of the property do not support the continued recognition of interest income or the carrying value of the loan, we then cease income recognition and record an impairment charge against the loan.

The preparation of our financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, results of operations during the reporting periods and related disclosures. Our more significant estimates relate to determining the allocation of the purchase price of our acquisitions, estimates supporting our impairment analysis related to the carrying value of our real estate assets, estimates of the useful lives of our assets, reserves related to co-insurance requirements under our property, general liability and employee benefit insurance programs and estimates of expected losses of variable interest entities. Actual results could differ from those estimates.

Impact of Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment.” SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized over their vesting periods in the income statement based on their estimated fair values. In April 2005, the SEC issued Staff Accounting Bulletin No. 107, “Shared-Based Payment” providing for a phased-in implementation process for SFAS No. 123R. SFAS No. 123R is effective for all public entities in the first annual reporting period beginning after June 15, 2005, which for us is calendar year 2006. Based upon our preliminary assessments surrounding the adoption of SFAS No. 123R, we have determined there will not be a material impact on our financial position, results of operations or cash flows.

In December 2004, FASB issued SFAS No. 153, “Exchange of Nonmonetary Assets, an amendment of APB Opinion No. 29,” which addresses the measurement of exchanges of nonmonetary assets. SFAS No. 153 eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchange of nonmonetary assets that do not have commercial substance. It also specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 was effective beginning July 1, 2005. The adoption of SFAS No. 153 did not have a material impact on our financial position, results of operations or cash flows.

In March 2005, the FASB issued FASB Staff Position (“FSP”) FASB Interpretation (“FIN”) 46R-5, “Implicit Variable Interest under FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities.”  This FSP requires a reporting entity to consider whether it holds an implicit variable interest in a variable interest entity (“VIE”) or potential VIE. FSP FIN 46R-5 was effective with reporting periods beginning after March 3, 2005. The adoption of FSP FIN 46R-5 did not have a material impact on our financial position, results of operations or cash flows.

In March 2005, the FASB issued FIN 47, “Accounting for Conditional Asset Retirement Obligations,” which clarifies the term “conditional asset retirement obligation” as used in SFAS No. 143, “Accounting for Asset Retirement Obligations.”  A conditional asset retirement obligation refers to a legal obligation to perform an asset retirement activity when the timing and/or method of settlement are conditional on a future event that may or may not be in the control of the entity. This legal obligation is absolute, despite the uncertainty regarding the timing and/or method of settlement. In addition, the fair value of a liability for the conditional asset retirement obligation should be recognized when incurred; generally upon acquisition, construction, or development and/or through normal operation of the asset. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 was effective no later than the end of fiscal years ending after December 15, 2005. The adoption of FIN 47 did not have a material impact on our financial position, results of operations or cash flows.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3.”  SFAS No. 154 changes the requirements for and reporting of a change in accounting principle. SFAS No. 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. This Statement also provides that (1) a change in method of depreciating or amortizing a long-lived nonfinancial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) corrections of errors in previously issued financial statements should be termed a “restatement.”  The new standard was effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 will not have a material impact on our financial position, results of operations or cash flows.

In June 2005, the FASB issued Emerging Issues Task Force (“EITF”) Issue No. 04-05, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.”  EITF Issue No. 04-05 provides a framework for determining whether a general partner controls, and should consolidate, a limited partnership or a similar entity. EITF Issue No. 04-05 was effective after June 29, 2005, for all newly formed limited partnerships and for any pre-existing limited partnerships that modify their partnership agreements after that date. General partners of all other limited partnerships are required to apply the consensus no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005. The adoption of EITF Issue No. 04-05 did not have a material impact on our financial position, results of operations or cash flows.

In June 2005, the FASB issued FSP 78-9-1, “Interaction of AICPA Statement of Position 78-9 and EITF Issue No. 04-05.”  The EITF acknowledged that the consensus in EITF Issue No. 04-05 conflicts with certain aspects of Statement of Position (“SOP”) 78-9, “Accounting for Investments in Real Estate Ventures.”  The EITF agreed that the assessment of whether a general partner, or the general partners as a group, controls a limited partnership should be consistent for all limited partnerships, irrespective of the industry within which the limited partnership operates. Accordingly, the guidance in SOP 78-9 was amended in FSP 78-9-1 to be consistent with the guidance in EITF Issue No. 04-05. The effective dates for this FSP are the same as those mentioned above in EITF Issue No. 04-05. The adoption of FSP 78-9-1 did not have a material impact on our financial position, results of operations or cash flows.

New York Stock Exchange (“NYSE”) Matters

We submitted an unqualified Section 12 (a) CEO certification to the NYSE during 2005. We filed with the SEC the CEO and CFO certifications required under Section 302 of the Sarbanes-Oxley Act of 2002 as an exhibit to our Annual Report on Form 10-K for the years ended December 31, 2004 and 2005.

ITEM 8. Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trust Managers and the Shareholders of Camden Property Trust

We have audited the accompanying consolidated balance sheets of Camden Property Trust and subsidiaries (the “Trust”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Camden Property Trust and subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Trust’s internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 8, 2006 (not presented herein) expressed an unqualified opinion on management’s assessment of the effectiveness of the Trust’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Trust’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
March 8, 2006, except for Notes 1, 2, 4, 5 and 18
as to which the date is May 31, 2006

CAMDEN PROPERTY TRUST

CONSOLIDATED BALANCE SHEETS

	December 31,
(in thousands, except per share amounts)	2005	2004
Assets
Real estate assets, at cost
Land	$646,854	$399,054
Buildings and improvements	3,840,969	2,511,195
	4,487,823	2,910,249
Accumulated depreciation	(716,650)	(688,333)
Net operating real estate assets	3,771,173	2,221,916
Properties under development, including land	372,976	176,769
Investments in joint ventures	6,096	9,641
Properties held for sale	172,112	62,418
Total real estate assets	4,322,357	2,470,744

Accounts receivable – affiliates	34,084	31,380
Notes receivable
Affiliates	11,916	10,367
Other	13,261	44,547
Other assets, net	99,516	66,164
Cash and cash equivalents	1,576	2,253
Restricted cash	5,089	3,909
Total assets	$4,487,799	$2,629,364

Liabilities and shareholders’ equity
Liabilities
Notes payable
Unsecured	$2,007,164	$1,407,208
Secured	625,927	169,197
Accounts payable and accrued expenses	108,979	49,192
Accrued real estate taxes	26,070	27,324
Distributions payable	38,922	30,412
Other liabilities	88,811	47,949
Total liabilities	2,895,873	1,731,282

Commitments and contingencies

Minority interests
Perpetual preferred units	97,925	115,060
Common units	112,637	44,507
Other minority interests	10,461	—
Total minority interests	221,023	159,567

Shareholders’ equity
Common shares of beneficial interest; $0.01 par value per share; 100,000 shares authorized; 63,111 and 50,746 issued; 60,763 and 48,601 outstanding at December 31, 2005 and 2004, respectively	608	486
Additional paid-in capital	1,915,623	1,348,848
Distributions in excess of net income	(295,074)	(361,973)
Employee notes receivable	(2,078)	—
Unearned share awards	(13,028)	(13,023)
Treasury shares, at cost	(235,148)	(235,823)
Total shareholders’ equity	1,370,903	738,515
Total liabilities and shareholders’ equity	$4,487,799	$2,629,364

See Notes to Consolidated Financial Statements.

CAMDEN PROPERTY TRUST

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)	Year Ended December 31,
	2005	2004	2003
Property revenues
Rental revenues	$473,729	$351,810	$336,393
Other property revenues	42,255	31,377	29,935
Total property revenues	515,984	383,187	366,328
Property expenses
Property operating and maintenance	143,668	113,941	106,470
Real estate taxes	55,403	41,487	39,690
Total property expenses	199,071	155,428	146,160
Non-property income
Fee and asset management	12,912	9,187	7,276
Sale of technology investments	24,206	863	—
Interest and other income	7,373	11,074	5,685
Total non-property income	44,491	21,124	12,961
Other expenses
Property management	16,145	11,924	10,154
Fee and asset management	6,897	3,856	3,908
General and administrative	24,845	18,536	16,231
Transaction compensation and merger expenses	14,085	—	—
Impairment provisions on technology investments	130	—	—
Interest	111,548	79,214	75,414
Depreciation and amortization	162,074	95,974	94,770
Amortization of deferred financing costs	3,739	2,697	2,633
Other	—	—	1,389
Total other expenses	339,463	212,201	204,499
Income from continuing operations before gain on sale of properties, impairment loss on land held for sale, equity in income of joint ventures and minority interests	21,941	36,682	28,630
Gain on sale of properties, including land	132,914	1,642	2,590
Impairment loss on land held for sale	(339)	—	—
Equity in income of joint ventures	10,049	356	3,200
Income allocated to minority interests
Distributions on perpetual preferred units	(7,028)	(10,461)	(12,747)
Original issuance costs on redeemed perpetual preferred units	(365)	(745)	—
Income allocated to common units and other minority interests	(2,643)	(2,720)	(2,036)
Income from continuing operations	154,529	24,754	19,637
Income from discontinued operations	8,426	9,919	9,994
Gain on sale of discontinued operations	36,175	9,351	—
Impairment loss on land held for sale	—	(1,143)	—
Income from discontinued operations, allocated to common units	(44)	(1,540)	(201)
Net income	$199,086	$41,341	$29,430

Earnings per share – basic
Income from continuing operations	$2.97	$0.60	$0.50
Income from discontinued operations	0.86	0.40	0.25
Net income	$3.83	$1.00	$0.75

Earnings per share – diluted
Income from continuing operations	$2.79	$0.59	$0.47
Income from discontinued operations	0.79	0.39	0.24
Net income	$3.58	$0.98	$0.71

Distributions declared per common share	$2.54	$2.54	$2.54

Weighted average number of common shares outstanding	52,000	41,430	39,355

Weighted average number of common and common dilutive equivalent shares outstanding	56,313	42,426	41,354

See Notes to Consolidated Financial Statements.

CAMDEN PROPERTY TRUST

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands, except per share amounts)	Common shares of beneficial interest	Additional paid-in capital	Distributions in excess of net income	Employee notes receivable	Unearned share awards	Treasury shares, at cost
Shareholders’ equity, January 1, 2003	$479	$1,314,592	$(224,756)	$—	$(13,714)	$(237,148)

Net income available to common shareholders			29,430
Common shares issued under dividend reinvestment plan		41
Share awards issued under benefit plan (195 shares)	2	5,000			(4,834)
Share awards canceled under benefit plan (74 shares)	(1)	(2,379)			2,380
Amortization of previously granted share awards					4,293
Employee share purchase plan		88				721
Share awards placed into rabbi trust (410 shares)	(4)	4
Common share options exercised (689 shares)	7	12,849
Conversion of operating partnership units (16 shares)		317
Cash distributions ($2.54 per share)			(102,482)
Shareholders’ equity, December 31, 2003	483	1,330,512	(297,808)	—	(11,875)	(236,427)

Net income available to common shareholders			41,341
Common shares issued under dividend reinvestment plan		40
Share awards issued under benefit plan (233 shares)	2	7,659			(6,875)
Share awards canceled under benefit plan (32 shares)		(1,112)			1,112
Amortization of previously granted share awards					4,615
Employee share purchase plan		299				604
Share awards placed into rabbi trust (384 shares)	(4)	4
Common share options exercised (483 shares)	5	11,547
Redemption of operating partnership units		(101)
Cash distributions ($2.54 per share)			(105,506)
Shareholders’ equity, December 31, 2004	486	1,348,848	(361,973)	—	(13,023)	(235,823)

Net income available to common shareholders			199,086
Common shares issued in Summit merger (11,802 shares)	118	543,881
Common shares issued under dividend reinvestment plan		34
Share awards issued under benefit plan (298 shares)	3	12,148			(12,143)
Share awards canceled under benefit plan (19 shares)		(813)			813
Amortization of previously granted share awards					11,325
Employee share purchase plan		523				675
Acquisition of employee notes receivable				(3,882)
Repayment of employee notes receivable, net				1,804
Share awards placed into rabbi trust (202 shares)	(2)	2
Common share options exercised (264 shares)	3	10,461
Conversions and redemptions of operating partnership units		539
Cash distributions ($2.54 per share)			(132,187)
Shareholders’ equity, December 31, 2005	$608	$1,915,623	$(295,074)	$(2,078)	$(13,028)	$(235,148)

See Notes to Consolidated Financial Statements.

CAMDEN PROPERTY TRUST

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(in thousands)	2005	2004	2003
Cash flows from operating activities
Net income	$199,086	$41,341	$29,430
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization, including discontinued operations	171,254	106,183	105,442
Amortization of deferred financing costs	3,739	2,697	2,634
Equity in income of joint ventures	(10,049)	(356)	(3,200)
Gain on sale of discontinued operations	(36,175)	(9,351)	—
Gain on sale of properties, including land	(132,914)	(1,642)	(2,590)
Gain on sale of technology investments	(24,206)	(863)	—
Impairment loss on land held for sale	339	1,143	—
Impairment provisions on technology investments	130	—	—
Original issuance costs on redeemed perpetual preferred units	365	745	—
Income allocated to common units and other minority interests, including discontinued operations	2,687	4,260	2,237
Accretion of discount on unsecured notes payable	687	609	684
Amortization of share-based compensation	9,549	3,381	2,881
Interest on employee notes receivable	(96)	—	—
Net change in operating accounts	16,449	8,850	7,185
Net cash provided by operating activities	200,845	156,997	144,703

Cash flows from investing activities
Cash of Summit at merger date	16,696	—	—
Cash consideration paid for Summit	(458,050)	—	—
Payment of merger related liabilities	(51,794)	—	—
Net proceeds from contribution of assets to joint ventures	316,746	—	12,766
Increase in investment in joint ventures	(878)	—	—
Increase in real estate assets	(297,790)	(107,640)	(100,914)
Net proceeds from sale of properties, including land and discontinued operations	134,882	43,882	13,498
Increase in notes receivable – other	(97)	(12,451)	(27,613)
Payments received on notes receivable – other	31,383	9,320	3,811
Distributions from joint ventures	79,425	1,748	8,917
Proceeds from the sale of technology investments	24,651	863	—
Change in restricted cash	362	2,746	(2,439)
Increase in non-real estate assets and other	(3,097)	(3,789)	(2,412)
Net cash used in investing activities	(207,561)	(65,321)	(94,386)

Cash flows from financing activities
Net increase (decrease) in unsecured line of credit and short-term borrowings	195,000	9,000	(49,000)
Repayment of Summit secured credit facility	(188,500)	—	—
Proceeds from the issuance of notes payable	248,423	349,709	198,848
Repayment of notes payable	(79,753)	(292,590)	(67,871)
Distributions to shareholders and minority interests	(148,318)	(123,841)	(122,537)
Redemption of perpetual preferred units	(17,500)	(35,500)	—
Repayment of employee notes receivable	1,900	—	—
Repurchase of common units	(5,688)	(181)	—
Net increase in accounts receivable – affiliates	(1,439)	(1,151)	(18,086)
Repayment of notes receivable – affiliates	—	—	1,800
Increase in notes receivable – affiliates	(1,549)	(1,350)	—
Common share options exercised	9,238	8,025	11,159
Payment of deferred financing costs	(7,247)	(4,825)	(2,569)
Other	1,472	(76)	891
Net cash provided by (used in) financing activities	6,039	(92,780)	(47,365)
Net (decrease) increase in cash and cash equivalents	(677)	(1,104)	2,952
Cash and cash equivalents, beginning of year	2,253	3,357	405
Cash and cash equivalents, end of year	$1,576	$2,253	$3,357

See Notes to Consolidated Financial Statements.

	Year Ended December 31,
	2005	2004	2003
Supplemental information
Cash paid for interest, net of interest capitalized	$106,020	$80,929	$75,419
Interest capitalized	17,513	9,332	15,068

Supplemental schedule of non-cash investing and financing activities
Acquisition of Summit, net of cash acquired, at fair value
Assets acquired	$1,591,899	$—	$—
Liabilities assumed	982,966	—	—
Common shares issued	544,065	—	—
Common units issued	81,564	—	—
Value of shares issued under benefit plans, net	11,330	5,764	2,454
Distributions declared but not paid	34,610	26,754	26,298
Conversion of operating partnership units to common shares	424	—	317
Note receivable issued upon sale of real estate asset	—	—	9,017
Contribution of real estate assets to joint ventures	45,297	—	1,364

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business

Camden Property Trust is a self-administered and self-managed Texas real estate investment trust (“REIT”) organized on May 25, 1993. We, with our subsidiaries, report as a single business segment with activities related to the ownership, development, construction and management of multifamily apartment communities. Our use of the term “communities,” “multifamily communities,” “properties,” or “multifamily properties” in the following discussion refers to our multifamily apartment communities. As of December 31, 2005, we owned interests in, operated or were developing 200 multifamily properties containing 68,791 apartment homes located in thirteen states. We had 3,211 apartment homes under development at nine of our multifamily properties, including 464 apartment homes at one multifamily property owned through a joint venture. We had seven properties containing 2,956 apartment homes which were designated as held for sale. Additionally, we had several sites that we intend to develop into multifamily apartment communities.

As of December 31, 2005, we had operating properties in 22 markets. No single market contributed more than 10% of our net operating income (as defined in reportable segments in Note 2) for the year then ended. For the year ended December 31, 2005, Washington, D.C. Metro, Las Vegas and Dallas contributed 9.3%, 9.3% and 8.6%, respectively, to our net operating income.

 Merger with Summit Properties Inc.

On February 28, 2005, Summit Properties Inc. (“Summit”) was merged with and into Camden Summit Inc., one of our wholly-owned subsidiaries (“Camden Summit”), pursuant to an Agreement and Plan of Merger dated as of October 4, 2004 (the “Merger Agreement”), as amended. We determined the merger would allow us to lower our concentrations in Las Vegas, Houston and Dallas and increase our presence on the East coast, and accomplish this diversification strategy in a matter of months rather than what would have otherwise taken years. We acquired a significant portfolio of high-quality apartment properties, most of which were located in new, East coast markets such as Southeast Florida, Washington, D.C. Metro and Atlanta. These properties complemented our existing footprint in Florida and North Carolina while further diversifying our portfolio with the addition of new markets. Prior to the effective time of the merger, Summit was the sole general partner of Summit Properties Partnership, L.P. (the “Camden Summit Partnership”). At the effective time, Camden Summit became the sole general partner of the Camden Summit Partnership and the name of such partnership was changed to Camden Summit Partnership, L.P. As of February 28, 2005, Summit owned or held an ownership interest in 48 operating communities comprised of 15,002 apartment homes with an additional 1,834 apartment homes under construction in five new communities.

The aggregate consideration paid for the merger was as follows:

(in thousands)

Fair value of Camden common shares issued	$544,065
Fair value of Camden Summit Partnership units issued	81,564
Cash consideration paid for Summit common shares and partnership units exchanged	458,050
Total consideration	1,083,679
Fair value of liabilities assumed, including debt	982,966
Total purchase price	$2,066,645

Under the terms of the Merger Agreement, Summit stockholders had the opportunity to elect to receive cash or Camden shares for their Summit stock. Each stockholder’s election was subject to proration, depending on the elections of all Summit stockholders, so that the aggregate amount of cash issued in the merger to Summit’s stockholders equaled approximately $436.3 million. As a result of this proration, Summit stockholders electing Camden shares received approximately ..6383 of a Camden share and $1.4177 in cash for each of their shares of Summit common stock. The final conversion ratio of the common shares was determined based on the average market price of our common shares over a five day trading period preceding the effective time of the merger. Fractional shares were paid in cash. Summit stockholders electing cash or who made no effective election, received $31.20 in cash for each of their Summit shares. In the merger, we issued approximately 11.8 million common shares to Summit stockholders.

In conjunction with the merger, the limited partners in the Camden Summit Partnership were offered, on a unit-by-unit basis, the opportunity to redeem their partnership units for $31.20 in cash, without interest, or to remain in the Camden Summit Partnership following the merger at a unit valuation equal to ..6687 of a Camden common share. The limited partner elections resulted in the redemption of 0.7 million partnership units for cash, for an aggregate of $21.7 million, and the issuance of 1.8 million partnership units. The value of the common shares and partnership units issued was determined based on the average market price of our common shares for the five day period commencing two days prior to the announcement of the merger on October 4, 2004. Subsequent to the merger, 0.1 million partnership units have been redeemed for $5.7 million.

We allocated the purchase price between tangible and intangible assets. When allocating the purchase price to acquired properties, we allocated costs to the estimated intangible value of in-place leases and above or below market leases and to the estimated fair value of furniture and fixtures, land and buildings on a value determined by assuming the property was vacant by applying methods similar to those used by independent appraisers of income-producing property. Depreciation and amortization is computed on a straight-line basis over the remaining useful lives of the related assets. Buildings and furniture and fixtures have an estimated useful life of 35 years and 5 years, respectively. The value of in-place leases and above or below market leases is being amortized over the estimated average remaining life of leases in-place at the time of the merger. In-place lease terms generally range from 6 to 13 months. We used an estimated remaining average lease life of 10 months to amortize the value of in-place leases recorded in conjunction with the merger. Amortization expense for in-place leases recorded at the time of merger totaled $31.7 million in 2005. In-place leases recorded at the time of merger were fully amortized as of December 31, 2005.

The allocations of the purchase price are based upon preliminary estimates and assumptions. Accordingly, these allocations are subject to revision when we receive final information, including appraisals and other analyses. Revisions to the fair value estimates, which may be significant, will be recorded as further adjustments to the purchase price allocations. Revisions to the purchase price allocations during 2005 included reductions of $3.4 million due to the write-down of a property classified as held for sale which was sold in July 2005 and adjustments to retail lease commission balances, offset by increases of $3.9 million in accounts payable, accrued expenses and other liabilities and $0.4 million to other minority interests.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the time of merger, net of cash acquired:

(in thousands)

Land	$298,022
Buildings and improvements	1,528,101
Properties under development, including land	152,470
Investments in joint ventures	2,652
Properties held for sale	29,687
Other assets, including the value of in-place leases of $32.6 million	37,475
Cash and cash equivalents	16,696
Restricted cash	1,542
Total assets acquired	2,066,645
Notes payable	880,829
Accounts payable, accrued expenses and other liabilities	95,731
Employee notes receivable	(3,882)
Other minority interests	10,288
Fair value of liabilities assumed, including debt	982,966
Total consideration	$1,083,679

In connection with the merger, we incurred $69.8 million of termination, severance and settlement of share-based compensation costs. Of this amount, Summit had paid $26.3 million prior to the effective time of the merger. As of December 31, 2005, we had paid $38.1 million of these costs leaving $5.4 million remaining to be paid.

The following unaudited pro forma financial information for the years ended December 31, 2005, 2004 and 2003 gives effect to the merger as if it had occurred at the beginning of the periods presented. The pro forma financial information for the year ended December 31, 2005 includes pro forma results for the first two months of 2005 and actual results for the remaining ten months. The pro forma results are based on historical data and are not intended to be indicative of the results of future operations.

(in thousands, except per share amounts)

	Year Ended December 31,
	2005	2004	2003

Total property revenues	$588,330	$561,237	$516,870
Net income to common shareholders	184,318	165,898	25,958
Net income per common and common equivalent share – Basic	$2.89	$3.12	$0.51
Net income per common and common equivalent share – Diluted	2.71	3.06	0.49

2. Summary of Significant Accounting Policies

Principles of Consolidation. The consolidated financial statements include our assets, liabilities and operations and those of our wholly-owned subsidiaries and partnerships. In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, Consolidated Financial Statements,” which was revised in December 2003 (“FIN 46R”). This interpretation requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. We initially assess consolidation of variable interest entities under the guidance of FIN 46R.

Any entities that do not meet the criteria for consolidation, but where we exercise significant influence are accounted for using the equity method. Any entities that do not meet the criteria for consolidation where we do not exercise significant influence are accounted for using the cost method. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates. The preparation of our financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, results of operations during the reporting periods and related disclosures. Our more significant estimates relate to determining the allocation of the purchase price of our acquisitions, estimates supporting our impairment analysis related to the carrying value of our real estate assets, estimates of the useful lives of our assets, reserves related to co-insurance requirements under our property, general liability and employee benefit insurance programs and estimates of expected losses of variable interest entities. Actual results could differ from those estimates.

Reportable Segments. FASB Statement of Financial Accounting Standards (“SFAS”) No. 131, “Disclosures about Segments of an Enterprise and Related Information,” establishes standards for reporting financial and descriptive information about an enterprise’s reportable segments. We have determined that we have one reportable segment, with activities related to the ownership, development and management of multifamily communities. Our multifamily communities generate rental revenue and other income through the leasing of apartment homes, which comprised 92%, 95% and 97% of our total consolidated revenues for the years ended December 31, 2005, 2004 and 2003, respectively. Although our multifamily communities are geographically diversified throughout the United States, management evaluates operating performance on an individual property level. However, as each of our apartment communities has similar economic characteristics, residents, and products and services, our apartment communities have been aggregated into one reportable segment. In addition to Generally Accepted Accounting Principles (“GAAP”) measures included in our consolidated statements of operations, our chief operating decision makers evaluate the financial performance of each community using a financial measure entitled net operating income. Each community’s performance is assessed based on growth of or decline in net operating income, which is defined as total property revenues less total property expenses as presented in our consolidated statements of operations and excludes certain revenue and expense items such as fee and asset management revenues and expenses and other indirect operating expenses, interest, depreciation and amortization expenses.

Below is a reconciliation of net operating income from our wholly-owned communities included in continuing operations to its most directly comparable GAAP measure, income from continuing operations before gain on sale of properties, impairment loss on land held for sale, equity in income of joint ventures and minority interests:

(in thousands)

	Year Ended December 31,
	2005	2004	2003

Total property revenues	$515,984	$383,187	$366,328
Total property expenses	199,071	155,428	146,160
Net operating income	316,913	227,759	220,168
Less other expenses:
Depreciation and amortization	162,074	95,974	94,770
Interest	111,548	79,214	75,414
General and administrative	24,845	18,536	16,231
Property management	16,145	11,924	10,154
Transaction compensation and merger expenses	14,085	—	—
Fee and asset management	6,897	3,856	3,908
Amortization of deferred financing costs	3,739	2,697	2,633
Impairment provisions on technology investments	130	—	—
Other expenses	—	—	1,389
Total other expenses	339,463	212,201	204,499
Add non-property income:
Fee and asset management	12,912	9,187	7,276
Sale of technology investments	24,206	863	—
Interest and other income	7,373	11,074	5,685
Total non-property income	44,491	21,124	12,961
Income from continuing operations before gain on sale of properties, impairment loss on land held for sale, equity in income of joint ventures and minority interests	$21,941	$36,682	$28,630

Operating Partnership and Minority Interests. Approximately 18% of our multifamily apartment homes at December 31, 2005 were held in Camden Operating, L.P (“Camden Operating”). Camden Operating has issued both common and preferred limited partnership units. As of December 31, 2005, we held 83.2% of the common limited partnership units and the sole 1% general partnership interest of the operating partnership. The remaining 15.8% of the common limited partnership units, comprising 1,871,887 units, are primarily held by former officers, directors and investors of Paragon Group, Inc., which we acquired in 1997. Each common limited partnership unit is redeemable for one common share of Camden or cash at our election. Holders of common limited partnership units are not entitled to rights as shareholders prior to redemption of their common limited partnership units. No member of our management owns Camden Operating common limited partnership units, and two of our ten trust managers own Camden Operating common limited partnership units.

Camden Operating had $100 million of 7.0% Series B Cumulative Redeemable Perpetual Preferred Units outstanding as of December 31, 2005. Distributions on the preferred units are payable quarterly in arrears. The Series B preferred units are redeemable beginning in 2008 by the operating partnership for cash at par plus the amount of any accumulated and unpaid distributions. The preferred units are convertible beginning in 2013 by the holder into a fixed number of corresponding Series B Cumulative Redeemable Perpetual Preferred Shares. The Series B preferred units are subordinate to present and future debt. Distributions on the Series B preferred units totaled $7.0 million for each of the years ended December 31, 2005 and 2004.

Additionally, Camden Operating had issued $53 million of 8.25% Series C Cumulative Redeemable Perpetual Preferred Units. During the third quarter of 2004, we redeemed 1.4 million Series C preferred units at their redemption price of $25.00 per unit, or an aggregate of $35.5 million, plus accrued and unpaid distributions at which time we expensed the issuance cost associated with these units. In January 2005, we redeemed the remaining 0.7 million Series C preferred units at their redemption price of $25.00 per unit, or an aggregate of $17.5 million, plus accrued and unpaid distributions. In connection with the issuance of these

Series C preferred units, we incurred $0.4 million in issuance costs which had been recorded as a reduction to minority interests. These issuance costs were expensed in January 2005 in connection with the redemption of the Series C preferred units. Distributions on the Series C preferred units totaled $28,000 and $3.5 million for the years ended December 31, 2005 and 2004, respectively.

In conjunction with our acquisition of Oasis Residential, Inc. in 1998, we acquired the controlling managing member interest in Oasis Martinique, LLC, which owns one property in Orange County, California and is included in our consolidated financial statements. The remaining interests, comprising 740,348 units, are exchangeable into 561,924 common shares.

In 2002, Summit entered into two separate joint ventures with a major financial services institution (the “investor member”) to redevelop Summit Roosevelt and Summit Grand Parc, both located in the Washington, D.C. Metro area, in a manner to permit the use of federal rehabilitation income tax credits. The investor member contributed approximately $6.5 million for Summit Roosevelt and approximately $2.6 million for Summit Grand Parc in equity to fund a portion of the total estimated costs for the respective communities and will receive a preferred return on these capital investments and an annual asset management fee with respect to each community. The investor member’s interests in the joint ventures are subject to put/call rights during the sixth and seventh years after the respective communities are placed in service. As a result of the merger, we have assumed these joint ventures and they are consolidated into our financial statements. As of December 31, 2005, the minority interest balance in these joint ventures totaled $9.1 million.

At December 31, 2005, approximately 23% of our multifamily apartment units were held in the Camden Summit Partnership. This operating partnership has issued common limited partnership units. As of December 31, 2005, we held 91.8% of the common limited partnership units and the sole 1% general partnership interest of the Camden Summit Partnership. The remaining 7.2% of the common limited partnership units were primarily held by former officers, directors and investors of Summit. No member of our management owns Camden Summit Partnership common limited partnership units, and two of our ten trust managers own Camden Summit Partnership common limited partnership units.

Cash and Cash Equivalents. All cash and investments in money market accounts and other highly liquid securities with a maturity of three months or less at the date of purchase are considered to be cash and cash equivalents.

Restricted Cash. Restricted cash consists of escrow deposits held by lenders for property taxes, insurance and replacement reserves, cash required to be segregated for the repayment of residents’ security deposits and escrowed amounts related to our development activities. Substantially all restricted cash is invested in demand and short-term instruments.

Real Estate Assets, at Cost. Real estate assets are carried at cost plus capitalized carrying charges. Carrying charges are primarily interest and real estate taxes which are capitalized as part of properties under development. Expenditures directly related to the development, acquisition and improvement of real estate assets, excluding internal costs relating to acquisitions of operating properties, are capitalized at cost as land, buildings and improvements. Indirect development costs, including salaries and benefits and other related costs that are clearly attributable to the development of properties, are also capitalized. All construction and carrying costs are capitalized and reported on the balance sheet in properties under development until the apartment homes are substantially completed. Upon substantial completion of the apartment homes, the total cost for the apartment homes and the associated land is transferred to buildings and improvements and land, respectively, and the assets are depreciated over their estimated useful lives using the straight-line method of depreciation.

Upon the acquisition of real estate, we assess the fair value of acquired assets, including land, buildings, the value of in-place leases, including above and below market leases, and acquired liabilities. We then allocate the purchase price of the acquired property based on relative fair value. We assess fair value based on estimated cash flow projections and available market information.

Carrying charges, principally interest and real estate taxes, of land under development and buildings under construction are capitalized as part of properties under development and buildings and improvements to the extent that such charges do not cause the carrying value of the asset to exceed its net realizable value. Capitalized interest was $17.5 million in 2005, $9.3 million in 2004 and $15.1 million in 2003. Capitalized real estate taxes were $2.5 million, $2.2 million and $2.3 million in 2005, 2004 and 2003, respectively. All operating expenses associated with completed apartment homes for properties in the development and leasing phase are expensed. Upon substantial completion of the project, all apartment homes are considered operating and we begin expensing all items that were previously considered carrying costs.

We capitalized $41.0 million and $26.3 million in 2005 and 2004, respectively, of renovation and improvement costs which we believe extended the economic lives and enhanced the earnings of our multifamily properties. Depreciation and amortization is computed over the expected useful lives of depreciable property on a straight-line basis as follows:

Estimated Useful Life
Buildings and improvements	5-35 years
Furniture, fixtures, equipment and other	3-20 years
Intangible assets (in-place leases and above and below market leases)	6-13 months

During 2004, we reviewed the estimated remaining useful lives of our operating multifamily communities. Based on this review, adjustments were made to useful lives of six communities to align them with management’s estimates of their economic useful life. These adjustments were based, in part, on the historical capital improvement and renovation costs spent at these properties. The effect of the adjustment in the useful lives of the communities was a reduction in depreciation expense for 2004 of approximately $0.7 million, or $0.02 per basic and diluted share, as compared to the amount of depreciation expense that would have been recorded had the adjustment not been made.

Property operating and maintenance expense and income from discontinued operations included repair and maintenance expenses totaling $36.5 million in 2005, $30.9 million in 2004 and $29.4 million in 2003. Costs recorded as repair and maintenance include all costs which do not alter the primary use, extend the expected useful life or improve the safety or efficiency of the related asset. Our largest repair and maintenance expenditures related to landscaping, interior painting and floor coverings.

Impairment of Long-Lived Assets. In accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets,” long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows and costs to sell, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Discontinued Operations. In accordance with SFAS No. 144, the results of operations for properties sold during the period or classified as held for sale at the end of the current period are required to be classified as discontinued operations in the current and prior periods. The property-specific components of earnings that are classified as discontinued operations include net operating income, depreciation expense and interest expense. The gain or loss on the eventual disposal of the held for sale properties is also classified as discontinued operations. Real estate assets held for sale are measured at the lower of the carrying amount or the fair value less costs to sell, and are presented separately in the accompanying consolidated balance sheets. Subsequent to classification of a property as held for sale, no further depreciation is recorded. Properties sold by our unconsolidated entities are not included in discontinued operations and related gains or losses are reported as a component of equity in income of joint ventures.

Other Assets, Net. Other assets in our consolidated financial statements include investments under deferred compensation plans, deferred financing costs, non-real estate leasehold improvements and equipment, prepaid expenses, the value of in-place leases and the related accumulated amortization, and other miscellaneous receivables. Investments under deferred compensation plans are held as trading securities and are adjusted to fair market value at period end. See further discussion of our investments under deferred compensation plans in Note 10. Deferred financing costs are amortized over the terms of the related debt on the straight-line method, which approximates the effective interest method. Corporate leasehold improvements and equipment are depreciated on the straight-line method over the shorter of the expected useful lives or the lease terms which range from 3 to 10 years. Accumulated depreciation and amortization for such assets totaled $23.1 million in 2005 and $22.7 million in 2004.

Insurance. Our primary lines of insurance coverage are property, general liability, health and workers’ compensation. We believe that our insurance coverage adequately insures our properties against the risk of loss attributable to fire, earthquake, hurricane, tornado, flood and other perils and adequately insures us against other risks. Losses are accrued based upon our estimates of the aggregate liability for claims incurred using certain actuarial assumptions followed in the insurance industry and based on our experience.

Income Recognition. Our rental and other property income is recorded when due from residents and is recognized monthly as it is earned. Other property income consists primarily of utility rebillings, and administrative, application and other transactional fees charged to our residents. Our apartment homes are rented to residents on lease terms generally ranging from 6 to 13 months, with monthly payments due in advance. Interest, fee and asset management and all other sources of income are recognized as earned. Two of our properties are subject to rent control or rent stabilization. Operations of apartment properties acquired are recorded from the date of acquisition in accordance with the purchase method of accounting. In management’s opinion, due to the number of residents, the type and diversity of submarkets in which the properties operate, and the collection terms, there is no significant concentration of credit risk.

Retail Lease Income.  Nine of our apartment communities have approximately 200,000 square feet of leaseable space for retail and commercial uses. Retail lease income is recorded on a straight-line basis over the lease term, including the construction period if we are determined not to be the owner of the tenant improvements.  The difference between the cash received and income in any period is recorded as deferred retail lease receivable in other assets in the consolidated balance sheets.  Any tenant incentives, also recorded in other assets in the consolidated balance sheets, are amortized over the related term of the lease, commencing the date we pay the incentive, as a reduction of retail lease income.

Retail lease income for the year ended December 31, 2005 totaled $4.0 million of which $0.2 million relates to the impact of recording the retail lease income on a straight-line basis. For retail leases outstanding as of December 31, 2005, minimum expected annual retail lease income for the years ending December 31, 2006 through 2010 are $3.0 million, $2.7 million, $2.2 million, $2.1 million and $1.9 million, respectively, and $3.3 million in the aggregate thereafter.

Third-Party Construction Services. Our construction division performs services for our internally developed communities, as well as provides construction management and general contracting services for third-party owners of multifamily, commercial and retail properties. Income from these third-party projects is recognized on a percentage-of-completion basis. For projects where our fee is based on a fixed price, any cost overruns, as compared to the original budget, incurred during construction will reduce the fee generated on those projects. For any project where cost overruns are expected to be in excess of the fee generated on the project, we will recognize the total projected loss in the period in which the loss is first estimated. See Note 7 for further discussion of our third-party construction services.

Stock-Based Employee Compensation. In 2003, we adopted SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” an amendment of SFAS No. 123, “Accounting for Stock-Based Compensation,” prospectively to all employee awards granted, modified or settled after January 1, 2003, which results in expensing of options. For employee awards granted prior to January 1, 2003, we accounted for option grants using the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. We recorded compensation expense totaling $1.2 million, $0.6 million and $0.2 million during the years ended December 31, 2005, 2004 and 2003, respectively, associated with awards accounted for under the fair value method. Additionally, we began recognizing compensation expense on shares purchased under our Employee Share Purchase Plan (“ESPP”) for the difference in the price paid by our employees and the fair market value of our shares at the date of purchase. We expensed $0.2 million related to ESPP purchases during the years ended December 31, 2005 and 2004 and recorded no such expense in 2003.

The following table illustrates the effects on net income per share if the provisions of SFAS No. 123 had been applied to all outstanding and unvested option grants and ESPP awards in each period:

(in thousands, except per share amounts)

	Year Ended December 31,
	2005	2004	2003

Net income, as reported	$199,086	$41,341	$29,430
Add: stock-based employee compensation expense included in reported net income	9,558	3,842	3,422
Deduct: total stock-based employee compensation expense determined under fair value method for all awards	(9,764)	(4,536)	(4,288)
Pro forma net income	$198,880	$40,647	$28,564

Net income per share:
Basic – as reported	$3.83	$1.00	$0.75
Basic – pro forma	3.82	0.98	0.73

Diluted – as reported	$3.58	$0.98	$0.71
Diluted – pro forma	3.58	0.96	0.69

For purposes of the pro forma disclosures above, the estimated fair value of stock-based compensation on the date of grant was determined using the Black-Scholes option-pricing model with the following weighted average assumptions used for the grants issued in 2005, 2004 and 2003:

	Year Ended December 31,
	2005	2004	2003

Expected volatility	17.8-18.0%	18.0%	18.3%
Risk-free interest rate	4.2%	4.2%	4.0%
Expected dividend yield	5.0-5.6%	5.9%	8.1%
Expected life (in years)	7-10	10	10

The weighted average fair value of options granted was $4.84, $3.83 and $1.38 in 2005, 2004 and 2003, respectively. The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts.

Recent Accounting Pronouncements. In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”). SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized over their vesting periods in the income statement based on their estimated fair values. In April 2005, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 107, “Shared-Based Payment” providing for a phased-in implementation process for SFAS No. 123R. SFAS No. 123R is effective for all public entities in the first annual reporting period beginning after June 15, 2005, which for us is calendar year 2006. Based upon our preliminary assessments surrounding the adoption of SFAS No. 123R, we have determined there will not be a material impact on our financial position, results of operations or cash flows.

In December 2004, FASB issued SFAS No. 153, “Exchange of Nonmonetary Assets, an amendment of APB Opinion No. 29,” which addresses the measurement of exchanges of nonmonetary assets. SFAS No. 153 eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchange of nonmonetary assets that do not have commercial substance. It also specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 was effective beginning July 1, 2005. The adoption of SFAS No. 153 did not have a material impact on our financial position, results of operations or cash flows.

In March 2005, the FASB issued FASB Staff Position (“FSP”) FIN 46R-5, “Implicit Variable Interest under FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities.”  This FSP requires a reporting entity to consider whether it holds an implicit variable interest in a variable interest entity (“VIE”) or potential VIE. FSP FIN 46R-5 was effective with reporting periods beginning after March 3, 2005. The adoption of FSP FIN 46R-5 did not have a material impact on our financial position, results of operations or cash flows.

In March 2005, the FASB issued FIN 47, “Accounting for Conditional Asset Retirement Obligations,” which clarifies the term “conditional asset retirement obligation” as used in SFAS No. 143, “Accounting for Asset Retirement Obligations.”  A conditional asset retirement obligation refers to a legal obligation to perform an asset retirement activity when the timing and/or method of settlement are conditional on a future event that may or may not be in the control of the entity. This legal obligation is absolute, despite the uncertainty regarding the timing and/or method of settlement. In addition, the fair value of a liability for the conditional asset retirement obligation should be recognized when incurred; generally upon acquisition, construction, or development and/or through normal operation of the asset. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 was effective no later than the end of fiscal years ending after December 15, 2005. The adoption of FIN 47 did not have a material impact on our financial position, results of operations or cash flows.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3.”  SFAS No. 154 changes the requirements for and reporting of a change in accounting principle. SFAS No. 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. This Statement also provides that (1) a change in method of depreciating or amortizing a long-lived nonfinancial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) corrections of errors in previously issued financial statements should be termed a “restatement.”  The new standard was effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 will not have a material impact on our financial position, results of operations or cash flows.

In June 2005, the FASB issued Emerging Issues Task Force (“EITF”) Issue No. 04-05, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.”  EITF Issue No. 04-05 provides a framework for determining whether a general partner controls, and should consolidate, a limited partnership or a similar entity. EITF Issue No. 04-05 was effective after June 29, 2005, for all newly formed limited partnerships and for any pre-existing limited partnerships that modify their partnership agreements after that date. General partners of all other limited partnerships are required to apply the consensus no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005. The adoption of EITF Issue No. 04-05 did not have a material impact on our financial position, results of operations or cash flows.

In June 2005, the FASB issued FSP 78-9-1, “Interaction of AICPA Statement of Position 78-9 and EITF Issue No. 04-05.”  The EITF acknowledged that the consensus in EITF Issue No. 04-05 conflicts with certain aspects of Statement of Position (“SOP”) 78-9, “Accounting for Investments in Real Estate Ventures.”  The EITF agreed that the assessment of whether a general partner, or the general partners as a group, controls a limited partnership should be consistent for all limited partnerships, irrespective of the industry within which the limited partnership operates. Accordingly, the guidance in SOP 78-9 was amended in FSP 78-9-1 to be consistent with the guidance in EITF Issue No. 04-05. The effective dates for this FSP are the same as those mentioned above in EITF Issue No. 04-05. The adoption of FSP 78-9-1 did not have a material impact on our financial position, results of operations or cash flows.

Reclassifications. Certain reclassifications have been made to amounts in prior period financial statements to conform to current period presentations. In our Consolidated Statements of Cash Flows for the year ended December 31, 2005, we modified the classification of changes in restricted cash and changes in tenant security deposits liabilities to present such changes as an investing activity and a financing activity, respectively. We previously presented such changes as operating activities. In the accompanying Consolidated Statements of Cash Flows for the years ended December 31, 2004 and 2003, we reclassified these changes in balances to be consistent with our 2005 presentation which resulted in a $2.8 million and $1.0 million increase to investing cash flows and financing cash flows and a $2.4 million and $41,000 decrease to investing cash flows and financing cash flows, respectively, with a corresponding $3.8 million decrease and $2.5 million increase to operating cash flows, from the amounts previously reported. Additionally, we revised the presentation of net cash provided by operating activities of discontinued operations in our Consolidated Statements of Cash Flows for the years ended December 31, 2004 and 2003 of $6.8 million and $6.3 million, respectively, to be consistent with 2005 presentation.

3. Income Taxes

We have maintained and intend to maintain our election as a REIT under the Internal Revenue Code of 1986, as amended. To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement we distribute at least 90% of our taxable income to our shareholders. As a REIT, we generally will not be subject to federal income tax on distributed taxable income. If our taxable income exceeds our dividends in a tax year, REIT tax rules allow us to designate dividends from the subsequent tax year in order to avoid current taxation on undistributed income. For the year ended December 31, 2005, we will be designating dividends from 2006 to meet our dividend distribution requirements. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income taxes at regular corporate rates, including any applicable alternative minimum tax. Taxable income from non-REIT activities managed through taxable REIT subsidiaries is subject to applicable federal, state and local income taxes.

The following table reconciles net income to REIT taxable income for the years ended December 31, 2005, 2004 and 2003:

(in thousands)

	Year Ended December 31,
	2005		2004	2003
Net income	$199,086		$41,341	$29,430
Net (income) loss of taxable REIT subsidiaries included above	6,871		2,504	(496)
Net income from REIT operations	205,957		43,845	28,934
Book depreciation and amortization, including discontinued operations	174,993		108,880	108,027
Tax depreciation and amortization	(142,303)		(100,803)	(94,660)
Book/tax difference on gains/losses from capital transactions	5,439		29,627	999
Book/tax difference on merger costs	(21,024)		—	—
Other book/tax differences, net	(17,867)		(3,697)	(3,454)
REIT taxable income	205,195		77,852	39,846
Dividends paid deduction	(205,195	)(1)	(79,038)	(100,104)
Dividends paid in excess of taxable income	$—		$(1,186)	$(60,258)

(1)  The dividend deduction includes designated dividends from 2006 of $52.2 million.

A schedule of per share distributions we paid and reported to our shareholders is set forth in the following tables:

	Year Ended December 31,
	2005	2004 (2)	2003
Common Share Distributions
Ordinary income	$0.11	$0.97	$2.15
Return of capital	—	—	0.34
Pre May 6, 2004 long-term capital gain	—	—	0.01
Post May 5, 2004 long-term capital gain	2.28	0.72	0.03
25% Sec. 1250 capital gain	0.79	0.22	0.01
Total	$3.18	$1.91	$2.54

Percentage of distributions representing tax preference items	3.913%	9.081%	8.304%

(2)  The dividend declared for the fourth quarter of 2004, with a record date of January 3, 2005, was taxable in 2005.

At December 31, 2005, our taxable REIT subsidiaries had net operating loss carryforwards (“NOLs”) of approximately $16.8 million for income tax purposes that expire in years 2019 to 2025. Because NOLs are subject to certain change of ownership and separate return limitations, and because it is unlikely that the available NOLs will be utilized, no benefits of these NOLs have been recognized in these consolidated financial statements.

SFAS No. 109, “Accounting for Income Taxes,” requires a public enterprise to disclose the aggregate difference in the basis of its net assets for financial and tax reporting purposes. The carrying value reported in our consolidated financial statements exceeded the tax basis by $997.2 million.

4. Per Share Data

Basic earnings per share is computed using income from continuing operations and the weighted average number of common shares outstanding. Diluted earnings per share reflects common shares issuable from the assumed conversion of common share options and awards granted and units convertible into common shares. Only those items that have a dilutive impact on our basic earnings per share are included in diluted earnings per share. For the years ended December 31, 2004 and 2003, 1.9 million units convertible into common shares were excluded from the diluted earnings per share calculated as they were not dilutive.

The following table presents information necessary to calculate basic and diluted earnings per share for the periods indicated:

(in thousands, except per share amounts)

	Year Ended December 31,
	2005	2004	2003
Basic earnings per share calculation
Income from continuing operations	$154,529	$24,754	$19,637
Income from discontinued operations	44,557	16,587	9,793
Net income	$199,086	$41,341	$29,430

Income from continuing operations – per share	$2.97	$0.60	$0.50
Income from discontinued operations – per share	0.86	0.40	0.25
Net income – per share	$3.83	$1.00	0.75

Weighted average number of common shares outstanding	52,000	41,430	39,355

Diluted earnings per share calculation
Income from continuing operations	$154,529	$24,754	$19,637
Income allocated to common units	2,472	41	35
Income from continuing operations, as adjusted	157,001	24,795	19,672
Income from discontinued operations	44,557	16,587	9,793
Income from discontinued operations allocated to common units	44	—	—
Net income, as adjusted	$201,602	$41,382	$29,465

Income from continuing operations, as adjusted – per share	$2.79	$0.59	$0.47
Income from discontinued operations – per share	0.79	0.39	0.24
Net income, as adjusted – per share	$3.58	$0.98	$0.71

Weighted average common shares outstanding	52,000	41,430	39,355
Incremental shares issuable from assumed conversion of:
Common share options and awards granted	483	434	1,433
Common units	3,830	562	566
Weighted average common shares outstanding, as adjusted	56,313	42,426	41,354

5. Property Acquisitions and Dispositions and Assets Held for Sale

Acquisitions. In September 2005, we acquired a 408 apartment home community located in Orlando, Florida, for $58.5 million. The intangible assets acquired at acquisition include in-place leases of $1.1 million and below market leases of $0.1 million. In October 2005, we acquired a 390 apartment home community located in Austin, Texas, for $43.0 million. The intangible assets acquired at acquisition include in-place leases of $0.9 million and below market leases of $43,000. We used proceeds from our unsecured line of credit facility to fund these purchases. The purchase price of each property was preliminarily allocated to the tangible and intangible assets acquired based on its estimated fair value at the date of acquisition.

Tangible assets, which include land, buildings and improvements, are being depreciated over their estimated useful lives, which range from 5 to 35 years. Intangible assets, which include the value of in-place leases and below market leases, are being amortized over 10 months, which is the estimated average remaining life of in-place leases at time of acquisition.

Dispositions and Assets Held for Sale. Under SFAS No. 144, the operating results of assets designated as held for sale subsequent to January 1, 2002 are included in discontinued operations for all periods presented. Additionally, all gains and losses on the sale of these assets are included in discontinued operations. For the years ended December 31, 2005, 2004 and 2003, income from discontinued operations included the results of operations of seven operating properties, containing 2,956 apartment homes, classified as held for sale at December 31, 2005, the results of operations of three operating properties sold in 2005 through their sale dates and the results of operations of three operating properties classified as held for sale as of March 31, 2006. For the years ended December 31, 2004 and 2003, income from discontinued operations also included the results of operations of all communities classified as held for sale at December 31, 2004, including one operating property sold during 2004. As of December 31, 2005, the seven operating properties had a net book value of $146.2 million.

The following is a summary of income from discontinued operations for the years presented below:

(in thousands)

	Year Ended December 31,
	2005	2004	2003
Total property revenues	$36,552	$38,847	$38,445
Total property expenses	18,946	18,719	17,778
Net operating income	17,606	20,128	20,667
Depreciation	9,180	10,209	10,673
Income from discontinued operations	$8,426	$9,919	$9,994

For the year ended December 31, 2005, we recognized gains on sale of discontinued operations of $36.2 million from the sale of three operating properties, containing 1,317 apartment homes, and certain land parcels. These sales generated net proceeds of approximately $127.1 million. For the year ended December 31, 2004, we recognized gains on sale of discontinued operations of $9.4 million on the sale of one operating property, containing 552 apartment homes, and a land parcel. These sales generated net proceeds of approximately $23.2 million.

At December 31, 2005, we had several undeveloped land parcels classified as held for sale as follows:

($ in millions)

		Net Book
Location	Acres	Value
Dallas	7.0	$8.2
Southeast Florida	3.1	8.1
Los Angeles/Orange County, CA	2.1	9.6
Total land held for sale		$25.9

During 2005, we sold a 2.0 acre parcel of undeveloped land to an unrelated third party. In connection with our decision to sell this undeveloped land, we recognized an impairment loss of $0.3 million. We also sold four parcels of undeveloped land totaling an aggregate of 17.8 acres to unrelated third parties. In connection with these sales, we received net proceeds of $7.8 million and recognized gains totaling $0.8 million. During 2004, in connection with our decision to dispose of a 2.4 acre parcel of undeveloped land located in Dallas, we incurred an impairment charge of $1.1 million to write-down the carrying value of the land to its fair value, less costs to sell.

6. Investments in Joint Ventures

The joint ventures below do not qualify as variable interest entities under the provisions of FIN 46R. Accordingly, we utilize the guidance provided by SOP 78-9 and Accounting Principles Board (“APB”) Opinion 18, when determining the basis of accounting for these ventures. Because we do not control the voting interest of these joint ventures, we account for these entities using the equity method. The joint ventures in which we have an interest have been funded with secured, third-party debt. We are not committed to any additional funding on third-party debt in relation to our joint ventures.

In June 1998, we completed a transaction in which Camden USA, Inc., one of our wholly-owned subsidiaries, and TMT-Nevada, LLC, a wholly-owned subsidiary of a private pension fund, formed Sierra-Nevada Multifamily Investments, LLC (“Sierra-Nevada”). We entered into this transaction to reduce our market risk in the Las Vegas area. In this transaction, we transferred to Sierra-Nevada 19 apartment communities containing 5,119 apartment homes for an aggregate of $248 million. TMT-Nevada holds an 80% interest in Sierra-Nevada and Camden USA, Inc. holds the remaining 20% interest. During 2005, Sierra-Nevada sold two apartment communities with 1,129 apartment homes for $30.3 million. Our pro-rata share of these dispositions totaled $6.1 million. We are providing property management services to the joint ventures, and fees earned for these services totaled $1.1 million for each of the years ended December 31, 2005, 2004 and 2003. At December 31, 2005, Sierra-Nevada owned 14 apartment communities with 3,098 apartment homes, had total assets of $138.7 million and secured debt totaling $179.9 million.

During 2005, Sierra-Nevada refinanced its outstanding mortgage notes. At the time of the refinancing, our investment in Sierra-Nevada was approximately $3.7 million. In connection with the refinancing, we received distributions of $14.5 million. Based upon the provisions of SOP 78-9, we have recorded the distributions in excess of our investment as a liability due to our continued commitment to this joint venture. These distributions are reflected in “Other liabilities” in our consolidated balance sheets.

In April 1998, we acquired, through one of our wholly-owned subsidiaries, a 50% interest in Denver West Apartments, LLC (“Denver West”), which owns Camden Denver West, a 320 apartment home community located in Denver, Colorado. The remaining 50% interest is owned by a private investor. We are providing property management services to the joint venture, and fees earned for these services totaled $0.1 million for  each of the years ended December 31, 2005, 2004 and 2003. At December 31, 2005, Denver West had total assets of $22.5 million and unsecured debt totaling $17.3 million.

In December 2003, Camden USA, Inc. contributed undeveloped land located in Ashburn, Virginia in return for a 20% interest in Camden-Delta Westwind, LLC of $1.5 million and approximately $12.7 million in cash. The remaining 80% interest is owned by Westwind Equity, LLC (“Westwind”), an unrelated third-party, which contributed $5.8 million to the joint venture. The joint venture is developing a 464 apartment home community at a total estimated cost of $69.1 million. Concurrently with this transaction, we provided a $9.0 million mezzanine loan to the joint venture, which had a balance of $11.9 million at December 31, 2005, and is reported as “Notes receivable – affiliates.”  We are providing development services to the joint venture, and fees earned for these services totaled $1.1 million and $0.4 million for the years ended December 31, 2004 and 2003, respectively. We did not earn any fees for development services during 2005. Additionally, we are providing property management services to the joint venture, and fees earned for these services totaled $34,000 for the year ended December 31, 2005. At December 31, 2005, the joint venture had total assets of $66.6 million and had third-party secured debt totaling $47.8 million.

In October 2005, we entered into an Agreement and Assignment of Limited Liability Company Interest (the “Agreement”) with Westwind. Per the terms of the Agreement, we agreed to acquire all of Westwind’s membership interest in the Camden-Delta Westwind Joint Venture. Additionally, we agreed to assume the liabilities, obligations and responsibilities of Westwind allocable to the membership interest. In consideration for such assignment and assumption, we agreed to pay Westwind $31.0 million, of which a $2.0 million non-refundable earnest money deposit was paid in October 2005. This non-refundable earnest money deposit was recorded as a prepaid asset.

In March 2005, we contributed 12 apartment communities containing 4,034 apartment homes (located in the Las Vegas, Phoenix, Houston, Dallas, and Orange County, California markets) to 12 individual affiliated joint ventures in return for a 20% minority interest in the joint ventures, totaling $45.3 million and approximately $369.3 million in cash. Of the total proceeds received, approximately $52.2 million was recognized as an immediate distribution in accordance with the provisions of SOP 78-9. The remaining 80% interest of each joint venture is owned by clients of the Tuckerman Group LLC who contributed $104.7 million to the joint ventures. We are providing property management services to the joint ventures, and fees earned for these services totaled $0.8 million for the year ended December 31, 2005. At December 31, 2005, the joint ventures had total assets of $396.4 million and had third-party secured debt totaling $272.6 million.

As a result of the Summit merger, we assumed a 25% interest in the Station Hill, LLC joint venture, in which we and Hollow Creek, LLC, a subsidiary of a major financial services company, are members. At the time of the merger, the joint venture owned four apartment communities containing 1,203 apartment homes. One apartment community, with 300 apartment homes, was sold during 2005 for $10.2 million. Our pro-rata share of this disposition totaled $2.6 million. We are providing property management services to the joint venture, and fees earned for these services totaled $0.2 million for the year ended December 31, 2005. At

December 31, 2005, the joint venture had total assets of $50.0 million and third-party secured debt totaling $41.7 million.

7. Third-Party Construction Services

At December 31, 2005, we were under contract on third-party construction projects ranging from $0.2 million to $34.7 million. We earn fees on these projects ranging from 1% to 6% of the total contracted construction cost, which we recognize as earned. Fees earned from third-party construction projects totaled $2.4 million, $3.8 million and $2.7 million for the years ended December 31, 2005, 2004 and 2003, respectively, and are included in “Fee and asset management income” in our consolidated statements of operations.

We recorded warranty and repair related costs on third-party construction projects of $3.4 million, $1.0 million and $2.0 million during the years ended December 31, 2005, 2004 and 2003. These costs are first applied against revenues earned on each project and any excess is included in “Fee and asset management expenses” in our consolidated statements of operations.

The Camden Summit Partnership is the developer of one apartment community which is owned by a third-party. Under the development and other related agreements, the Camden Summit Partnership has guaranteed certain aspects relating to the construction, lease-up and management of that apartment community. The Camden Summit Partnership has also committed to fund certain development cost overruns, if any, and lease-up losses. The Camden Summit Partnership began marketing and leasing activities in the first quarter of 2005 and completed construction during the third quarter of 2005. As of December 31, 2005, we have recorded an accrual for all costs related to expected lease-up losses.

8. Notes Receivable

We have a mezzanine financing program under which we provided secured financing to owners of real estate properties. We had $13.3 million and $44.5 million in secured notes receivable outstanding as of December 31, 2005 and 2004, respectively. These notes, which mature through 2008, accrue interest at rates ranging from 8.25% to 14%.

The following is a summary of our notes receivable under this program excluding notes receivable from affiliates:

($ in millions)

			Apartment Homes at December 31,	December 31,
Location	Property Type	Status	2005	2005	2004
Dallas, Texas	Multifamily	Stabilized	618	$6.9	$17.9
Las Vegas, Nevada	—	—	—	—	7.9
Tampa, Florida	Multifamily	Stabilized	—	—	5.0
Houston, Texas	Multifamily	Predevelopment	—	3.9	4.7
Denver, Colorado	—	—	—	—	3.5
Atlanta, Georgia	Multifamily	Stabilized	—	—	3.0
Austin, Texas	Multifamily	Stabilized	296	2.5	2.5
	Total		914	$13.3	$44.5

We have reviewed the terms and conditions underlying each note and management believes that none of these notes qualify for consolidation under the provisions of FIN 46R. Management believes that these notes are collectable, and no impairment existed at December 31, 2005.

In December 2003, in connection with a joint venture transaction discussed in Note 6, we provided mezzanine financing to the joint venture, in which we own a 20% interest. As of December 31, 2005, and 2004 the balance of the note receivable totaled $11.9 million and $10.4 million, respectively. This note accrues interest at 14% per year and will mature in 2006.

During the year ended December 31, 2005, eight loans totaling $31.4 million were repaid. These loans had rates from 11.5% to 18.0%. Included in these repayments were $0.8 million of prepayment penalties, which are included in “Fee and asset management income” in our consolidated statements of operations.

9. Notes Payable

The following is a summary of our indebtedness:

(in millions)

	December 31,
	2005	2004
Unsecured line of credit and short-term borrowings	$251.0	$56.0

Senior unsecured notes
$50.0 million 7.11% Notes, due 2006	50.0	49.9
$75.0 million 7.16% Notes, due 2006	74.9	74.8
$50.0 million 7.28% Notes, due 2006	50.0	50.0
$50.0 million 4.30% Notes, due 2007	52.3	—
$150.0 million 5.98% Notes, due 2007	149.8	149.6
$100.0 million 4.74% Notes, due 2009	99.9	99.9
$250.0 million 4.39% Notes, due 2010	249.9	249.9
$100.0 million 6.77% Notes, due 2010	99.9	99.9
$150.0 million 7.69% Notes, due 2011	149.6	149.5
$200.0 million 5.93% Notes, due 2012	199.4	199.3
$200.0 million 5.45% Notes, due 2013	199.0	198.9
$250.0 million 5.08% Notes, due 2015	248.5	—
	1,623.2	1,321.7
Medium-term notes
$25.0 million 3.91% Notes, due 2006.	25.3	—
$15.0 million 7.63% Notes, due 2009	15.0	15.0
$25.0 million 4.64% Notes, due 2009	27.2	—
$10.0 million 4.90% Notes, due 2010	11.5	—
$14.5 million 6.79% Notes, due 2010	14.5	14.5
$35.0 million 4.99% Notes, due 2011	39.5	—
	133.0	29.5
Total unsecured notes	2,007.2	1,407.2

Secured notes
4.55% - 8.50% Conventional Mortgage Notes, due 2006 - 2009	529.2	71.7
3.29% - 7.29% Tax-exempt Mortgage Notes, due 2025 - 2032	96.7	97.5
	625.9	169.2
Total notes payable	$2,633.1	$1,576.4

Floating rate debt included in unsecured line of credit (4.45% - 4.96%)	$251.0	$56.0
Floating rate tax-exempt debt included in secured notes (3.29% - 4.42%)	90.0	90.8
Net book value of real estate assets subject to secured notes	701.4	273.0

As a result of the Summit merger, we assumed $488.4 million in conventional mortgage loans with effective interest rates ranging from 3.61% to 5.07% per year. We also assumed $50 million in senior unsecured notes payable issued by Summit in 1997, which are due in August 2007, with an effective interest rate of 4.30%, payable quarterly, and $120 million in medium-term notes, with effective interest rates ranging from 3.59% to 4.99%.

In connection with the merger, we recorded a $33.9 million fair value adjustment to account for the difference between the fixed rates and market rates for the mortgage loans, notes payable, and medium-term notes. The fixed interest rates on the various borrowings that we assumed upon completion of the merger with Summit were primarily above prevailing market rates. Estimates of fair value are based upon interest rates available for the issuance of debt with similar terms and remaining maturities.

The following is a summary of the debt assumed at the time of merger:

(in millions)

	Book Value	Fair Value Adjustment	Fair Value
Unsecured notes
3.59% - 4.99% Notes, due 2005 - 2011	$170.0	$14.8	$184.8

Secured notes
Secured Credit Facility (1)	188.5	—	188.5
3.61% - 5.07% Mortgage Notes, due 2005 - 2013	488.4	19.1	507.5
	676.9	19.1	696.0
Total notes payable	$846.9	$33.9	$880.8

(1)   In connection with the merger, on February 28, 2005, we repaid amounts outstanding under the Summit secured credit facility using our $600 million credit facility.

In January 2005, we entered into a new credit agreement which increased our credit facility to $600 million, with the ability to further increase it up to $750 million. This $600 million unsecured line of credit matures in January 2008. The scheduled interest rate is based on spreads over the London Interbank Offered Rate (“LIBOR”) or the Prime Rate. The scheduled interest rate spreads are subject to change as our credit ratings change. Advances under the line of credit may be priced at the scheduled rates, or we may enter into bid rate loans with participating banks at rates below the scheduled rates. These bid rate loans have terms of six months or less and may not exceed the lesser of $300 million or the remaining amount available under the line of credit. The line of credit provides us with additional liquidity to pursue development and acquisition opportunities, as well as lowers our overall cost of funds. The line of credit is subject to customary financial covenants and limitations, all of which we were in compliance with at December 31, 2005.

Our line of credit provides us with the ability to issue up to $100 million in letters of credit. While our issuance of letters of credit does not increase our borrowings outstanding under our line, it does reduce the amount available. At December 31, 2005, we had outstanding letters of credit totaling $29.4 million, and had $319.6 million available under our unsecured line of credit.

As part of the Merger Agreement, we assumed Summit’s unsecured letter of credit facility, which matures in July 2008 and has a total commitment of $20.0 million. The letters of credit issued under this facility serve as collateral for performance on contracts and as credit guarantees to banks and insurers. As of December 31, 2005, there were $8.9 million of letters of credit outstanding under this facility.

During the first quarter of 2005, we funded the cash portion of the merger consideration and payment of estimated fees and other expenses related to the merger using borrowings primarily from our $500 million senior unsecured bridge facility. The bridge facility had a term of 364 days from funding and an interest rate of LIBOR plus 80 basis points, which was subject to certain conditions. Certain of our subsidiaries had guaranteed any outstanding obligation under the bridge facility. We repaid all outstanding borrowings on the $500 million senior unsecured bridge facility and terminated the facility during the first quarter of 2005.

In connection with the merger, we assumed Summit’s interest rate swap agreement with a notional amount of $50.0 million, relating to $50.0 million of 7.20% fixed rate notes issued. Under the interest rate swap agreement, through the maturity date of August 15, 2007, (a) Summit agreed to pay to the counterparty the interest on a $50.0 million notional amount at a floating interest rate of three-month LIBOR plus 241.75 basis points, and (b) the counterparty had agreed to pay Summit the interest on the same notional amount at the fixed rate of the underlying debt obligation. The swap was designated as a fair value hedge of the underlying fixed rate debt obligation and was recorded in “Other assets, net” in the allocation of the purchase price discussed in Note 1.

In March 2005, we terminated the interest rate swap and received $0.6 million from the counterparty. In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” we are

recording the $0.6 million as a reduction of interest expense over the period beginning from the termination date through the maturity date of the underlying debt obligation of August 15, 2007.

In June 2005, we issued from our $1.1 billion shelf registration an aggregate principal amount of $250 million 5.0% ten-year senior unsecured notes maturing on June 15, 2015. Interest on the notes is payable on June 15 and December 15 commencing December 15, 2005. We may redeem these notes at any time at a redemption price equal to the principal amount and accrued interest, plus a make-whole provision. The notes are a direct, senior unsecured obligation and rank equally with all other unsecured and unsubordinated indebtedness. The proceeds received from the sale of the notes were $246.8 million, net of issuance costs, and were used to reduce amounts outstanding under our unsecured line of credit.

 During 2005, we repaid $25.0 million of maturing medium-term notes with an effective interest rate of 3.6%. Additionally, we repaid six conventional mortgage notes totaling $40.8 million which had a weighted average interest rate of 7.3%. We repaid all notes payable using proceeds available under our unsecured line of credit to take advantage of lower borrowing rates.

At December 31, 2005, $285.5 million was available for future issuance in debt securities, preferred shares, common shares or warrants from our $1.1 billion shelf registration. We have significant unencumbered real estate assets which could be sold or used as collateral for financing purposes should other sources of capital not be available.

At December 31, 2005 and 2004, the weighted average interest rate on our floating rate debt, which includes our unsecured line of credit, was 4.5% and 2.5%, respectively.

Our indebtedness, excluding our unsecured line of credit, had a weighted average maturity of 6.1 years. Scheduled repayments on outstanding debt, including our line of credit, and the weighted average interest rate on maturing debt at December 31, 2005 are as follows:

(in millions)

Year	Amount	Weighted Average Interest Rate
2006	$213.6	6.8%
2007	232.9	5.7
2008	451.7	4.7
2009	198.2	5.0
2010	452.8	5.1
2011 and thereafter	1,083.9	5.5
Total	$2,633.1	5.4%

Subsequent to year-end, we entered into an amendment to our credit agreement with respect to our $600 million unsecured credit facility. The amendment extended the maturity of the credit facility by two years to January 2010 and amended certain covenants in the credit agreement.

10. Incentive and Benefit Plans

Incentive Plan. During 2002, our Board of Trust Managers adopted, and our shareholders approved, the 2002 Share Incentive Plan of Camden Property Trust (the “2002 Share Plan”). Under the 2002 Share Plan, we may issue up to 10% of the total of (i) the number of our common shares outstanding as of the plan date, February 5, 2002, plus (ii) the number of our common shares reserved for issuance upon conversion of securities convertible into or exchangeable for our common shares, plus (iii) the number of our common shares held as treasury shares. Compensation awards that can be granted under the 2002 Share Plan include various forms of incentive awards, including incentive share options, non-qualified share options and share awards. The class of eligible persons that can receive grants of incentive awards under the 2002 Share Plan consists of key employees, consultants and non-employee trust managers as determined by the compensation committee of our Board of Trust Managers. The 2002 Share Plan does not have a termination date; however, no incentive share options will be granted under this plan after February 5, 2012.

We also have a non-compensatory option plan (the “1993 Share Plan”) that was amended in 2000 by our shareholders and Board of Trust Managers. The terms and conditions of the 1993 Share Plan are similar to the 2002 Share Plan, except that no incentive awards were able to be granted under the 1993 Share Plan after May 27, 2004. As the terms and conditions of the 1993 Share Plan and the 2002 Share Plan are similar, when the term “plan” is used in the following discussion, we are referring to the plan from which the incentive award was granted.

Following are summaries of the activity of the 1993 Share Plan and the 2002 Share Plan for the three years ended December 31, 2005:

1993 Share Plan	Options and Share awards
	2005	Weighted Average 2005 Price	2004	Weighted Average 2004 Price	2003	Weighted Average 2003 Price
Balance at January 1	2,201,915	$31.57	3,055,467	$30.46	3,939,200	$30.96

Options
Granted	—	—	—	—	517,000	31.48
Exercised	(154,165)	32.17	(776,032)	34.75	(1,232,711)	30.45
Forfeited	—	—	(63,981)	30.32	(111,164)	33.16
Net options	(154,165)		(840,013)		(826,875)

Share awards
Granted	—	—	—	—	1,071	35.54
Forfeited	(2,020)	34.22	(13,539)	32.54	(57,929)	32.47
Net share awards	(2,020)		(13,539)		(56,858)

Balance at December 31	2,045,730	$32.12	2,201,915	$31.57	3,055,467	$30.46

Exercisable options at December 31	245,454	$33.61	182,690	$32.78	876,031	$33.65
Vested share awards at December 31	1,283,225	$28.71	1,121,611	$28.01	1,021,349	$27.66

2002 Share Plan	Shares Available for Issuance	Options and Share awards
	2005	2005	Weighted Average 2005 Price	2004	Weighted Average 2004 Price	2003	Weighted Average 2003 Price
Balance at January 1	3,895,122	1,042,623	$40.33	616,800	$35.96	593,455	$36.87

Options
Granted	(200,000)	200,000	45.53	412,500	42.88	—	—
Exercised	—	(144,783)	37.20	(129,904)	36.87	(33,876)	36.87
Forfeited	5,320	(5,320)	36.87	(77,987)	37.68	(72,966)	36.87
Net options	(194,680)	49,897		204,609		(106,842)

Share awards
Granted	(258,322)	258,322	46.99	238,395	44.24	147,258	32.44
Forfeited	16,510	(16,510)	44.74	(17,181)	37.30	(17,071)	31.55
Net share awards	(241,812)	241,812		221,214		130,187

Balance at December 31	3,458,630	1,334,332	$42.72	1,042,623	$40.33	616,800	$35.96

Exercisable options at December 31		586,103	$42.38	403,362	$40.77	147,095	$36.87
Vested share awards at December 31		168,691	$40.03	41,702	$33.95	8,754	$31.53

Options. Options are exercisable, subject to the terms and conditions of the plan, in increments of 33.33% per year on each of the first three anniversaries of the date of grant. The plan provides that the exercise price of an option will be determined by the compensation committee of the Board of Trust Managers on the day of grant, and to date all options have been granted at an exercise price that equals the fair market value on the date of grant. Options exercised during 2005 were exercised at prices ranging from $24.88 to $34.59 per share. At December 31, 2005, options outstanding were exercisable at prices ranging from $24.88 to $51.37 per share and had a weighted average remaining contractual life of 7.1 years.

The following is a detail of outstanding options at December 31, 2005:

	Total Options		Vested Options
Option Price	Outstanding	Weighted Average Price	Outstanding	Weighted Average Price	Remaining Contractual Life

$24.88-$36.87	516,632	$33.63	364,627	$34.53	6.4 years
$38.85-$42.90	501,714	42.43	233,714	41.88	7.3 years
$43.90-$51.37	433,216	45.74	233,216	45.93	7.8 years
Total options	1,451,562	$40.29	831,557	$39.79	7.1 years

In 1998, in connection with the merger with Oasis Residential, Inc., we assumed the Oasis stock incentive plans. We converted all unexercised Oasis stock options issued under the former Oasis stock incentive plans into options to purchase Camden common shares. All of the Oasis options became fully vested upon conversion and have a weighted average remaining contractual life of 0.6 years. As of December 31, 2005, there were 1,900 Oasis options outstanding, which are exercisable at prices ranging from $29.48 to $30.63 per share.

Share awards. Share awards have vesting periods of up to ten years. The compensation cost for share awards is based on the market value of the shares on the date of grant. Share awards granted to non-employee trust managers have been awarded for their services as trust managers, and therefore are accounted for on the same basis as all share awards.

Employee Share Purchase Plan. We have established an ESPP for all active employees and officers, who have completed one year of continuous service. Participants may elect to purchase Camden common shares through payroll deductions and/or through semi-annual contributions. At the end of each six-month offering period, each participant’s account balance is applied to acquire common shares at 85% of the market value, as defined, on the first or last day of the offering period, whichever price is lower. We currently use treasury shares to satisfy ESPP share requirements. Each participant must hold the shares purchased for nine months in order to receive the discount, and a participant may not purchase more than $25,000 in value of shares during any plan year, as defined. In connection with our adoption of SFAS No. 148, we recognize compensation expense for the difference in price paid by employees and the fair market value of our shares at the date of purchase. We expensed $0.2 million related to ESPP purchases during 2005 and 2004. There were 25,840, 20,126 and 26,668 shares purchased under the ESPP during 2005, 2004 and 2003, respectively. The weighted average fair value of ESPP shares purchased in 2005, 2004 and 2003 was $53.51, $47.88 and $34.49 per share, respectively. In January 2006, 10,043 shares were purchased under the ESPP related to the 2005 plan year.

Rabbi Trust. We have established a rabbi trust for a select group of participants in which share awards granted under the share incentive plan and salary and other cash amounts earned may be deposited. The rabbi trust is an irrevocable trust and no portion of the trust fund may be used for any purpose other than the delivery of those assets to the participants. The assets held in the rabbi trust are subject to the claims of the Company’s general creditors in the event of bankruptcy or insolvency. As of December 31, 2005, the rabbi trust is in use only for deferrals made prior to 2005, including bonuses related to service in 2004 but paid in 2005.

We follow the provisions of EITF 97-14 “Accounting for Deferred Compensation Arrangements Where the Amounts Are Held in a Rabbi Trust and Invested” regarding the accounting for the rabbi trust. As such, as required by EITF 97-14, the assets of the rabbi trust are consolidated into our financial statements. Granted share awards held by the rabbi trust are classified in equity in a manner similar to the manner in which treasury stock is accounted. Subsequent changes in the fair value of the shares are not recognized. The deferred compensation obligation is classified as an equity instrument and changes in the fair value of the amount owed to the participant are not recognized. At December 31, 2005 and 2004, approximately 2.3 million and 2.1 million share awards, respectively, were held in the rabbi trust. Additionally, as of December 31, 2005 and 2004, the rabbi trust was holding trading securities totaling $53.8 million and $42.7 million, respectively, which represents cash deferrals made by plan participants. Market value fluctuations on these trading securities are recognized in income in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and the fair value of the liability due to participants is adjusted accordingly.

At December 31, 2005 and 2004, $33.6 million and $31.2 million, respectively, was required to be paid to us by plan participants upon the withdrawal of any assets from the trust, and is included in “Accounts receivable-affiliates” in our consolidated financial statements.

Non-Qualified Deferred Compensation Plan. The Non-Qualified Deferred Compensation Plan (the “Plan”), effective December 1, 2004, is an unfunded arrangement established and maintained primarily for the benefit of a select group of participants. Eligible participants shall commence participation in the Plan on the date the deferral election first becomes effective. Participants in the Plan may elect to defer no less than 5% of total compensation, including option awards and restricted share awards. We will credit to the participant’s account an amount equal to the amount designated as the participant’s deferral for the plan year as indicated in the participant’s deferral election. Any modification to or termination of the Plan will not reduce a participant’s right to any vested amounts already credited to his or her account. At December 31, 2005, approximately 0.2 million share awards were held in the Plan. Additionally, as of December 31, 2005, the Plan was holding trading securities totaling $8.9 million which represents cash deferrals made by plan participants. Market value fluctuations on these trading securities are recognized in income in accordance with SFAS No. 115 and the fair value of the liability due to participants is adjusted accordingly.

401(k) Savings Plan. We have a 401(k) savings plan, which is a voluntary defined contribution plan. Under the savings plan, every employee is eligible to participate beginning on the earlier of January 1, April 1, July 1 or October 1 following the date the employee has completed six months of continuous service with us. Each participant may make contributions to the savings plan by means of a pre-tax salary deferral, which may not be less than 1% nor more than 60% of the participant’s compensation. The federal tax code limits the annual amount of salary deferrals that may be made by any participant. We may make matching contributions on the participant’s behalf up to a predetermined limit. The matching contributions made for the years ended December 31, 2005, 2004 and 2003 were $1.2 million, $0.8 million and $0.8 million, respectively. A participant’s salary deferral contribution will always be 100% vested and nonforfeitable. A participant will become vested in our matching contributions 33.33% after one year of service, 66.67% after two years of service and 100% after three years of service. Administrative expenses under the savings plan were not material.

11. Securities Repurchase Program

In 1998, we began repurchasing our common equity securities under a program approved by our Board of Trust Managers. To date, the Board has authorized us to repurchase or redeem up to $250 million of our securities through open market purchases and private transactions. As such, we had repurchased approximately 8.8 million common shares and redeemed approximately 106,000 common units for a total cost of $243.6 million. At December 31, 2005 and 2004, 8.6 million shares were held in treasury. No common shares or units were repurchased under this program during 2005 and 2004.

12. Townhome Sales

We constructed 17 for-sale townhomes in the downtown Dallas area at a total cost of approximately $5.5 million. During 2003, we sold the four remaining units at a total sales price of approximately $1.3 million. The proceeds received from these townhome sales are included in “Other property revenues” in our consolidated statements of operations. “Other expenses” in our consolidated statements of operations represent the construction costs and marketing expenses associated with the townhomes.

13. Related Party Transactions

We perform property management services for properties owned by joint ventures in which we own an interest. Management fees earned on these properties amounted to $2.2 million for the years ended December 31, 2005 and 2004 and $1.5 million for the year ended December 31, 2003. See further discussion of our investments in joint ventures in Note 6.

In 1999 and 2000, our Board of Trust Managers approved a plan that permitted six of our then current senior executive officers to complete the purchase of $23.0 million of our common shares in open market transactions. The purchases were funded with unsecured full recourse personal loans made to each of the executives by a third-party lender. To facilitate the employee share purchase transactions, we entered into a guaranty agreement with the lender for payment of all indebtedness, fees and liabilities of the officers to the lender. Simultaneously, we entered into a reimbursement agreement to reimburse us, should any amounts ever be paid by us pursuant to the terms of the guaranty agreement. The reimbursement agreements require the executives to pay interest from the date any amounts are paid by us, until repayment by the officer. As of December 31, 2005, no amounts were outstanding on the unsecured full recourse loans, and the obligations under the related guaranty and reimbursement agreements have terminated. We did not have to perform under the guaranty agreements.

In conjunction with our merger with Summit, we acquired employee notes receivable from nine former employees of Summit totaling $3.9 million. Subsequent to the merger, five employees repaid their loans totaling $1.8 million. At December 31, 2005, the notes receivable had an outstanding balance of $2.1 million. As of December 31, 2005, the employee notes receivable were 100% secured by Camden common shares.

14. Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosure about fair value for all financial instruments, whether or not recognized, for financial statement purposes. Disclosure about fair value of financial instruments is based on pertinent information available to management as of December 31, 2005 and 2004. Considerable judgment is necessary to interpret market data and develop estimated fair values. Accordingly, the estimates presented herein are not necessarily indicative of the amounts we could obtain on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

As of December 31, 2005 and 2004, management estimated that the carrying value of cash and cash equivalents, restricted cash, accounts receivable, notes receivable, investments and liabilities under deferred compensation plans, accounts payable, accrued expenses and other liabilities and distributions payable were at amounts that reasonably approximated their fair value.

Estimates of fair value of our notes payable are based upon interest rates available for the issuance of debt with similar terms and remaining maturities. As of December 31, 2005, the outstanding balance of fixed rate notes payable of $2,285.2 million had a fair value of $2,287.8 million. As of December 31, 2004, the outstanding balance of fixed rate notes payable of $1,429.6 million had a fair value of $1,502.8 million. The floating rate notes payable balance at December 31, 2005 and 2004 approximated fair value.

15. Net Change in Operating Accounts

The effect of changes in the operating accounts on cash flows from operating activities is as follows:

(in thousands)

	Year Ended December 31,
	2005	2004	2003
Decrease (increase) in assets:
Other assets, net	$(9,493)	$(8,147)	$1,492

Increase (decrease) in liabilities:
Accrued real estate taxes	(3,928)	130	906
Accounts payable and accrued expenses	27,300	(6,172)	6,805
Other liabilities	2,570	23,039	(2,018)
Change in operating accounts	$16,449	$8,850	$7,185

16. Commitments and Contingencies

Construction Contracts. As of December 31, 2005, we were obligated for approximately $212.5 million of additional expenditures on our eight wholly-owned projects currently under development (a substantial amount of which we expect to be funded with our unsecured line of credit).

Fair Housing Amendments Act Contingency. Prior to our merger with Oasis Residential, Inc., Oasis had been contacted by certain regulatory agencies with regard to alleged failures to comply with the Fair Housing Amendments Act (the “Fair Housing Act”) as it pertained to nine properties (seven of which we currently own) constructed for first occupancy after March 31, 1991. On February 1, 1999, the Justice Department filed a lawsuit against us and several other defendants in the United States District Court for the District of Nevada alleging (1) that the design and construction of these properties violates the Fair Housing Act and (2) that we, through the merger with Oasis, had discriminated in the rental of dwellings to persons because of handicap. The complaint requests an order that (i) declares that the defendants’ policies and practices violate the Fair Housing Act; (ii) enjoins us from (a) failing or refusing, to the extent possible, to bring the dwelling units and public use and common use areas at these properties and other covered units that Oasis has designed and/or constructed into compliance with the Fair Housing Act, (b) failing or refusing to take such affirmative steps as may be necessary to restore, as nearly as possible, the  alleged  victims  of the defendants’ alleged unlawful practices to positions they would have been in but for the discriminatory conduct, and (c) designing or constructing any covered multifamily dwellings in the future that do not contain the accessibility and adaptability features set forth in the Fair Housing Act; and requires us to pay damages, including punitive damages, and a civil penalty.

With any acquisition, we plan for and undertake renovations needed to correct deferred maintenance, life/safety and Fair Housing matters. On January 30, 2001, a consent decree was ordered and executed in the above Justice Department action. Under the terms of the decree, we were ordered to make certain retrofits and implement certain educational programs and Fair Housing advertising. These changes are to take place by July 31, 2006. The costs associated with complying with the decree have been accrued for and are not material to our consolidated financial statements.

Merger Class Action Lawsuit. On October 6, 2004, a purported class action complaint was filed in the General Court of Justice, Superior Court Division, of the State of North Carolina, County of Mecklenburg, by an alleged Summit stockholder. This complaint named as defendants Camden, Summit and each member of the board of directors of Summit and principally alleges that the merger of Camden and Summit and the acts of the Summit directors constitute a breach of the Summit defendants’ fiduciary duties to Summit stockholders. The plaintiff in the lawsuit sought, among other things (1) a declaration that each defendant has committed or aided and abetted a breach of fiduciary duty to the Summit stockholders, (2) to preliminarily and permanently enjoin the merger, (3) to rescind the merger in the event that it is consummated, (4) an order to permit a stockholders’ committee to ensure an unspecified “fair procedure, adequate procedural safe-guards and independent input by plaintiff” in connection with any transaction for Summit shares, (5) unspecified compensatory damages and (6) attorneys’ fees. On November 3, 2004, Camden removed the lawsuit to the United States District Court for the Western District of North Carolina, Charlotte Division, and filed an Answer and Counterclaim for declaratory judgment denying the plaintiff’s allegations of wrongdoing.

On September 23, 2005, the parties to the action executed a stipulation of settlement. Under the terms of the stipulation, the defendants admit to no wrongdoing or fault. The stipulation contemplates a dismissal of all claims with prejudice and a release in favor of all defendants of any and all claims related to the merger that have been or could have been asserted by the plaintiffs or any members of the putative class. In connection with negotiations relating to the stipulation, the parties agreed to include, and have included, in the joint proxy statement/prospectus relating to the merger additional disclosures regarding the merger.

The stipulation of settlement is subject to the customary conditions, including final court approval of the settlement. If the conditions are satisfied, subject to final court approval of the settlement and dismissal of the action by the court with prejudice, the plaintiff’s counsel will seek and Camden, as successor to Summit, will pay an amount not to exceed in the aggregate $383,000 in settlement of this action for attorneys’ fees and expenses. Subject to any order of the court, any attorneys’ fees and expenses awarded by the court to plaintiff’s counsel will be paid by Camden, as successor to Summit, on behalf of all defendants within five business days after final court approval of the settlement. All costs and expenses expected to be incurred associated with this matter have been accrued for and are not material to our consolidated financial statements.

Pursuant to the terms of the stipulation, the court has issued an order conditionally certifying a settlement class and scheduling a hearing on March 27, 2006 to determine whether to grant final court approval of the settlement.

The defendants vigorously deny all liability with respect to the facts and claims alleged in this action, and specifically deny that any further supplemental disclosure was required under any applicable rule, statute, regulation, or law. However, the defendants considered it desirable that these actions be settled to avoid the substantial burden, expense, risk, inconvenience and distraction of continued litigation and to fully and finally resolve the settled claims.

Other Contingencies. On May 25, 2001, through a joint venture of the Camden Summit Partnership and SZF, LLC, a Delaware limited liability company in which the Camden Summit Partnership owned 29.78% until July 3, 2003, on which date the Camden Summit Partnership purchased its joint venture partner’s 70.22% interest, the Camden Summit Partnership entered into an agreement with Brickell View, LLC. (“Brickell View”), a Florida limited liability company, and certain of its affiliates relating to the formation of Coral Way, LLC, a Delaware limited liability company, to develop a new community in Miami, Florida.  Brickell View agreed to be the developer of that community and certain of its affiliates signed guarantees obligating them to pay certain costs relating to the development.  On August 12, 2003, the Camden Summit Partnership received notice of two suits filed by Brickell View and certain of its affiliates against SZF, LLC and certain entities affiliated with the Camden Summit Partnership.  The suits were originally filed in the Miami-Dade Circuit Court and were subsequently removed to the U.S. District Court for the Southern District of Florida.  One of the suits was remanded to the Miami-Dade Circuit Court, while the other was dismissed on October 12, 2005, after the execution of a tolling agreement to allow the pending Miami-Dade Circuit Court matter to proceed.  The dismissed case may proceed after the pending matter is resolved, depending upon the nature of the resolution.  Both suits related to the business agreement among the parties in connection with the development and construction of the community by Coral Way.  Brickell View and its affiliates allege, among other things, breach of contract, breach of implied covenant of good faith and fair dealing, breach of fiduciary duties and constructive fraud on the part of SZF, LLC and constructive fraud on the part of the Camden Summit Partnership and its affiliates, and seek both a declaratory judgment that the guarantee agreements have been constructively terminated and unspecified monetary damages.  We intend to enforce our rights under the agreements.  We do not believe that there is any basis for allowing Brickell View or its affiliates to be released from their obligations under the development agreement or the guarantees.  We believe that the allegations made by Brickell View and its affiliates are not supported by the facts and we intend to vigorously defend against these suits.

 On December 19, 2003, the Camden Summit Partnership received notice of a demand for arbitration asserted by Bermello, Ajamil & Partners, Inc. against Coral Way, LLC for unpaid architectural fees.  In this demand, Bermello, Ajamil & Partners, Inc. allege that they are entitled to an increased architectural fee as a result of an increase in the cost of the project.  We believe that the allegations made by Bermello, Ajamil & Partners, Inc. are not supported by the facts, and we will vigorously defend against this claim.  Additionally, the Camden Summit Partnership has asserted a cross-claim against Bermello, Ajamil & Partners, Inc. for damages related to the cost to correct certain structural and other design defects.

On May 6, 2003, the Camden Summit Partnership purchased certain assets of Brickell Grand, Inc. (“Brickell Grand”), including the community known as Summit Brickell.  At the time of purchase, Summit Brickell was subject to a $4.1 million claim of construction lien filed by the general contractor, Bovis Lend Lease, Inc. (“Bovis”), due to Brickell Grand’s alleged failure to pay the full amount of the construction costs.  Bovis sought to enforce this claim of lien against Brickell Grand in a suit filed on October 18, 2002 in Miami-Dade Circuit Court, Florida.  In September 2003, Bovis filed an amended complaint seeking to enforce an increased claim of lien of $4.6 million.  On May 31, 2005, we paid Bovis $1.3 million, which was credited against amounts owed by the Camden Summit Partnership to Bovis.  Settlement documents in this matter were executed and on December 22, 2005, we paid Bovis an additional $2.7 million to resolve this matter.  There are executory terms of the settlement to be fulfilled on the part of Bovis and Camden Summit Partnership (Camden will pay an additional $0.3 million upon the completion of certain matters by Bovis); however, it is anticipated that those matters will be completed in the first quarter of 2006, and this case will be dismissed.

In January 2005, Brickell Grand, Inc. filed suit in Miami-Dade Circuit Court, Florida, asserting claims for breach of contract, fraud in the inducement, and rescission alleging that Summit has an obligation to indemnify Brickell Grand, Inc. in the Bovis lawsuit and that Summit had failed to properly market the apartments, increasing Brickell Grand Inc.’s cost overrun obligations.  Brickell Grand, Inc. also claims that Summit misappropriated its identity by filing eviction actions in its name.  We assumed Summit’s obligations as part of the merger.  We continue to believe that these allegations made by Brickell Grand, Inc. are not supported by the facts, and intend to vigorously defend against these claims.

All costs and expenses expected to be incurred associated with the defense of the above matters were accrued for at the time of merger. A reasonable estimate of our exposure to loss cannot be made as of December 31, 2005 should an unfavorable outcome occur.

On January 3, 2006, Camden Builders, Inc. received notice of a legal action filed by four individuals, which suit was filed in the K-192nd Judicial District in the Dallas County District Court, Dallas County, Texas. The petition alleges, among other things, breach of contract, rescission, fraud, warranty and deceptive trade practices by defendant Camden relative to construction of plaintiffs’ respective town homes located in the Farmers Market area of downtown Dallas, Texas which plaintiffs’ each independently purchased. We believe that the allegations made by plaintiffs are not supported by the facts, and intend to vigorously defend against these claims. A reasonable estimate of our exposure to loss cannot be made as of December 31, 2005 should an unfavorable outcome occur.

In the ordinary course of our business, we issue letters of intent indicating a willingness to negotiate for acquisitions, dispositions or joint ventures. Such letters of intent are non-binding, and neither party to the letter of intent is obligated to pursue negotiations unless and until a definitive contract is entered into by the parties. Even if definitive contracts are entered into, the letters of intent relating to the purchase and sale of real property and resulting contracts generally contemplate that such contracts will provide the purchaser with time to evaluate the property and conduct due diligence, during which periods the purchaser will have the ability to terminate the contracts without penalty or forfeiture of any deposit or earnest money. There can be no assurance that definitive contracts will be entered into with respect to any matter covered by letters of intent or that we will consummate any transaction contemplated by any definitive contract. Furthermore, due diligence periods for real property are frequently extended as needed. An acquisition or sale of real property becomes probable at the time that the due diligence period expires and the definitive contract has not been terminated. We are then at risk under a real property acquisition contract, but only to the extent of any earnest money deposits associated with the contract, and are obligated to sell under a real property sales contract.

We are currently in the due diligence period for certain acquisitions and dispositions. No assurance can be made that we will be able to complete the negotiations or become satisfied with the outcome of the due diligence.

We are subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance. While the resolution of these matters cannot be predicted with certainty, management believes that the final outcome of such matters will not have a material adverse effect on our consolidated financial statements.

Lease Commitments. At December 31, 2005, we had long-term operating leases covering certain land, office facilities and equipment. Rental expense totaled $2.7 million in 2005, $2.2 million in 2004 and $2.0 million in 2003. Minimum annual rental commitments for the years ending December 31, 2006 through 2010 are $2.2 million, $2.1 million, $1.9 million, $1.5 million and $1.4 million, respectively, and $8.9 million in the aggregate thereafter.

Employment Agreements. At December 31, 2005, we had employment agreements with six of our senior officers, the terms of which expire at various times through August 20, 2006. Such agreements provide for minimum salary levels, as well as various incentive compensation arrangements, which are payable based on the attainment of specific goals. The agreements also provide for severance payments plus a gross-up payment if certain situations occur, such as termination without cause or a change of control. In the case of four of the agreements, the severance payment equals one times the respective current salary base in the case of termination without cause and 2.99 times the respective average annual compensation over the previous three fiscal years in the case of change of control. In the case of the other two agreements, the severance payment generally equals 2.99 times the respective average annual compensation over the previous three fiscal years in connection with, among other things, a termination without cause or a change of control, and the officer would be entitled to receive continuation and vesting of certain benefits in the case of such termination.

Contingency Excise Tax Liability. The Summit merger created a change in control under the provisions of Internal Revenue Code (“IRC”) Section 280G. One former employee of Summit, currently employed with us, must remain employed with us through at least December 25, 2006, or we could be required to make a payment under the excise tax rules of $0.9 million.

17. Postretirement Benefits

We have entered into a separation agreement with William B. McGuire, Jr. and William F. Paulsen. Each separation agreement was effective as of the effective time of the merger of Summit and a wholly-owned subsidiary of Camden, which occurred on February 28, 2005. Pursuant to the respective separation agreement, as of the effective time of the merger, Messrs. McGuire and Paulsen resigned as an officer and director of Summit and all entities related to Summit, and the respective employment agreement between Summit and each such executive was terminated. Also pursuant to the respective separation agreement, each such executive received payments totaling $1.0 million and other benefits approximately equivalent to those he was entitled to receive upon termination of employment pursuant to his employment agreement with Summit. Other benefits received by Messrs. McGuire and Paulsen included postretirement benefits including office space and medical benefits.

Participants in the postretirement plan contribute to the cost of the benefits. Our contribution is limited to amounts between $204 and $608 per month per participant or participant and dependents, based upon the terms as defined in each separation agreement. For measurement purposes, a 15.0% annual rate of increase in the per capita cost of covered health care claims was assumed for 2005; the rate was assumed to decrease until 2012 at which point the annual rate would be 5.0% and remain at that level thereafter.

As of the measurement date (December 31), the status of the Company’s defined postretirement benefit plan was as follows:

(in thousands)

2005
Postretirement benefit obligation, at time of merger	$3,226
Interest cost	147
Benefits paid	(165)
Net periodic postretirement benefit cost, end of year	$3,208

The weighted average discount rate used to determine the value of accumulated postretirement benefit cost for the year was 5.50%. This discount rate was based upon the High Quality Corporate Bond rate as reported in the Wall Street Journal on December 31, 2004. As of December 31, 2005, we had fully reserved for the $3.2 million associated with these postretirement liabilities. We contributed $0.2 million during the year ended December 31, 2005. During 2006, we expect to contribute approximately $0.2 million to the plan.

The benefits expected to be paid in each of the next five fiscal years, and in the aggregate for the five fiscal years thereafter are as follows:

(in thousands)

Year Beginning January 1	Estimated Benefit Payment
2006	$197
2007	205
2008	212
2009	208
2010	214
Thereafter	1,097
Total	$2,133

A 1% change in assumed health care cost trend rates has no significant effect on the interest cost component of net periodic postretirement health care costs. A 1% increase or decrease in assumed health care cost trend rates would increase or decrease the accumulated postretirement benefit obligation by approximately $0.4 million.

18. Quarterly Financial Data (unaudited)

Summarized quarterly financial data, which has been adjusted for discontinued operations as discussed in Note 5, for the years ended December 31, 2005 and 2004 is as follows:

(in thousands, except per share amounts)

	First		Second		Third	Fourth		Total
2005:
Revenues	$144,577		$134,129		$138,537	$143,232		$560,475
Net income (loss)	166,664		21,852		(2,317)	12,887		199,086
Net income (loss) per share - basic	3.63	(a)	0.41	(b)	(0.04)	0.24	(c)	3.83
Net income (loss) per share - diluted	3.40	(a)	0.39	(b)	(0.05)	0.23	(c)	3.58

2004:
Revenues	$101,563		$99,356		$100,171	$103,221		$404,311
Net income	9,388		7,654		5,807	18,492		41,341
Net income per share - basic	0.23		0.19		0.14	0.44	(d)	1.00
Net income per share - diluted	0.22		0.18		0.14	0.43	(d)	0.98

(a)   Includes a $132,117, or $2.88 basic and $2.68 diluted per share, impact related to the gain on sale of operating properties, as well as a $14,380, or $0.31 basic and $0.29 diluted per share, impact related to the gain on sale of discontinued operations.

(b)   Includes a $21,724, or $0.40 basic and $0.39 diluted per share, impact related to the gain on sale of discontinued operations.

(c)    Includes an $11,116, or $0.21 basic and $0.20 diluted per share, impact related to the gain on sale of joint venture properties.

(d)   Includes an $8,368, or $0.20 basic and diluted per share, impact related to the gain on sale of discontinued operations.

19. Price Range of Common Shares (unaudited)

The high and low closing prices per share of our common shares, as reported on the New York Stock Exchange composite tape, and distributions per share declared for the quarters indicated are as follows:

	High	Low	Distributions
2005 Quarters:
First	$50.70	$45.31	$0.635
Second	55.60	46.76	0.635
Third	56.25	49.91	0.635
Fourth	60.18	52.70	0.635

2004 Quarters:
First	$45.35	$41.37	$0.635
Second	46.71	40.04	0.635
Third	47.75	44.33	0.635
Fourth	51.00	44.20	0.635

20. Subsequent Events (unaudited)

As discussed in Note 6, we entered into an Agreement and Assignment of Limited Liability Company Interest with Westwind in October 2005. The effective date of this transfer and assignment occurred on January 31, 2006 at which time the remaining $29.0 million was paid to Westwind. Concurrently with this transaction, the mezzanine loan we had provided to the joint venture, which had a balance of $12.1 million as of January 31, 2006, was repaid.

Subsequent to December 31, 2005, we sold Camden Highlands, a 160 apartment home community located in Dallas, Texas, for $9.7 million and Camden View, a 365 apartment home community located in Tucson, Arizona, for $31.3 million. In January 2006, we disposed of two joint venture properties, Summit Creek, a 260 apartment home community located in Charlotte, North Carolina and Summit Hill, a 411 apartment home community located in Raleigh, North Carolina. Additionally, we are developing two new apartment home communities in Irvine, California and Houston, Texas, in newly-formed joint ventures with Onex Real Estate Partners, an unaffiliated third party. We will serve as the general partner in both joint ventures and retain a 30% ownership interest.